Execution Copy

AGREEMENT AND PLAN OF MERGER

Between
HOME BANCORP, INC.
And
FRIENDSWOOD CAPITAL CORPORATION

Dated as of December 15, 2021

TABLE OF CONTENTS

                   Page

ARTICLE I    THE MERGER     2
1.1    Organization of Interim; the Merger     2
1.2    Effective Time     2
1.3    Effects of the Merger     2
1.4    Conversion of Company Common Stock, Company Options and Interim Common Stock     2
1.5    Parent Common Stock     3
1.6    Certificate of Formation     3
1.7    Bylaws     4
1.8    Directors and Officers of Surviving Corporation     4
1.9    Appraisal Rights     4
1.10    Second Merger; Bank Merger     4
1.11     Reservation of Right to Change Structure     5

ARTICLE II    EXCHANGE OF SHARES OF COMPANY COMMON STOCK     6

2.1    Parent to Make Cash Available      6
2.2    Exchange of Shares     6

ARTICLE III    DISCLOSURE SCHEDULES     7

ARTICLE IV    REPRESENTATIONS AND WARRANTIES OF THE COMPANY     8

4.1    Corporate Organization     8
4.2    Capitalization     9
4.3    Authority; No Violation    10
4.4    Consents and Approvals    10
4.5    Regulatory Reports    11
4.6    Financial Statements, Books and Records    11
4.7    Broker’s Fees    13
4.8    Absence of Certain Changes or Events    13
4.9    Legal Proceedings    13
4.10    Taxes    13
4.11    Benefit Plans    14
4.12    Compliance with Applicable Laws    17
4.13    Certain Contracts    17
4.14    Agreements with Regulatory Agencies    18
4.15    Environmental Matters    18
4.16    Performance Trust Opinion    20
4.17    Trust and Fiduciary Services    20
4.18    Loan Portfolio    20
4.19    Property    21
4.20    Derivative Transactions    21
4.21    State Takeover Laws and Charter Provisions    21
4.22    Insurance    22
4.23    Labor Matters    22
4.24    Intellectual Property    22
4.25    Transactions with Affiliates    23

ARTICLE V    REPRESENTATIONS AND WARRANTIES OF PARENT    24

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5.1    Corporate Organization    24
5.2    Parent Bank    24
5.3    Authority; No Violation    25
5.4    Consents and Approvals    26
5.5    Reports    26
5.6    Broker’s Fees    26
5.7    Absence of Certain Changes or Events    26
5.8    Parent Information    26
5.9    Ownership of Company Common Stock    26
5.10    Approvals    26
5.11Ability to Pay    26

ARTICLE VI    COVENANTS RELATING TO CONDUCT OF BUSINESS    27

6.1    Covenants of the Company    27
6.2    Covenants of Parent    30
6.3    Company Information    30

ARTICLE VII    ADDITIONAL AGREEMENTS    30

7.1    Regulatory Matters    30
7.2    Access to Information    31
7.3    No Solicitation by Company    33
7.4    Company Shareholder Meeting    36
7.5    Reasonable Best Efforts    36
7.6    Takeover Laws    37
7.7    Employee Transfer and Parent Employee Benefit Plans    37
7.8    Indemnification    38
7.9    Additional Agreements    40
7.10    Company Employee Severance Policy    40
7.11    Notification of Certain Matters    41
7.12    Execution and Authorization of Bank Merger Agreement and the Plan of
     Second Merger    41
7.13    Shareholder Litigation    41
7.14    Public Announcements    41
7.15    Support Agreements    42
7.16    Company Plans and Company PEO Plans    42
7.17    Existing Change in Control Plan Participation Agreements    43
7.18    No Control of Other Party’s Business    43
7.19    Operating Functions    43
7.20    Retention Bonuses    44
7.21    Disclosure Supplements    44
7.22    New Employment Contracts    44

ARTICLE VIII CONDITIONS PRECEDENT    45

8.1    Conditions to Each Party’s Obligation to Effect the Merger    45
8.2    Conditions to Obligation of Parent    45
8.3    Conditions to Obligation of the Company    46

ARTICLE IX    TERMINATION, AMENDMENT AND WAIVER    47

9.1    Termination    47

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9.2    Effect of Termination    48
9.3    Fees and Expenses    48
9.4    Amendment or Supplement    49
9.5    Extension of Time; Waiver    50

ARTICLE X    GENERAL PROVISIONS    50

10.1    Closing    50
10.2    Nonsurvival of Representations, Warranties and Agreements    50
10.3    Notices    50
10.4    Interpretation    51
10.5    Counterparts    52
10.6    Entire Agreement    52
10.7    Governing Law    52
10.8    Enforcement     52
10.9    Severability    52
10.10Assignment; No Third Party Beneficiaries    52
10.11Knowledge of the Company     52

Exhibit 7.15    Support Agreement

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 15, 2021, is entered into between Home Bancorp, Inc., a Louisiana corporation (“Parent”), and Friendswood Capital Corporation, a Texas corporation (the “Company”).

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has (i) approved this Agreement and declared this Agreement and the transactions contemplated hereby, including the merger of Interim (as hereinafter defined) with and into the Company, with the Company to be the surviving corporation, and the subsequent merger of the surviving corporation of the Merger (as hereinafter defined) with and into the Parent, advisable and in the best interests of Parent and its shareholders, and (ii) authorized and approved the execution, delivery and performance by Parent of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (i) approved this Agreement and declared this Agreement and the transactions contemplated hereby, including the Merger, advisable and in the best interests of the Company and its shareholders, (ii) authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved and agreed to recommend approval of this Agreement by the shareholders of the Company;

WHEREAS, as soon as practicable after the execution and delivery of this Agreement, Home Bank, National Association, a national bank and wholly-owned subsidiary of Parent (the “Parent Bank”), and Texan Bank, National Association, a national bank and wholly-owned subsidiary of the Company (the “Company Bank”), will, pursuant to Section 7.12 hereof, enter into an Agreement of Merger (the “Bank Merger Agreement”), pursuant to which the Company Bank shall merge with and into Parent Bank (the “Bank Merger”), with Parent Bank to be the surviving bank (the “Surviving Bank”), with the Bank Merger to be consummated as promptly as possible following the consummation of the Merger; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger and the Bank Merger, all as specified herein.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
THE MERGER

1.1     Organization of Interim; the Merger. Subject to the terms and conditions of this Agreement, HBT Acquisition Corp., a Texas corporation and wholly-owned subsidiary of Parent (“Interim”) to be formed in connection with the transactions contemplated hereby, shall at the Effective Time (as defined in Section 1.2 hereof) be merged with and into the Company in accordance with the Texas Business Organizations Code (“TBOC”) (the “Merger”), with the Company as the surviving corporation (hereinafter sometimes called the "Surviving Corporation") and the separate existence of Interim shall cease. Prior to the Effective Time, Parent shall cause Interim to be organized under the TBOC and, in accordance with all necessary corporate and other approvals, to bind itself to the provisions of this Agreement obligating, benefitting and otherwise affecting it. Simultaneously with or as soon as practicable after the Effective Time, the Surviving Corporation shall be merged with and into Parent (the “Second Merger”) in accordance with an Agreement and Plan of Merger and Liquidation (the “Plan of Second Merger”) to be adopted by Parent and the Company, as the Surviving Corporation in the Merger.
1.2     Effective Time. Subject to the provisions of this Agreement, a certificate of merger with respect to the Merger, complying with the TBOC (the “Certificate of Merger”), shall be duly prepared, executed and delivered by Interim and the Company in a form acceptable to Parent and the Company for filing with the Secretary of State of the State of Texas (the “Secretary of State”) on the Closing Date (as defined in Section 10.1 hereof). The Merger shall become effective at such date and time as the Certificate of Merger are filed with the Secretary of State or, as the case may be, at such later date and time as may be specified in the Certificate of Merger (such time being the “Effective Time”); provided, that the parties shall cause the Merger to be effective no later than the business day following the Closing Date.

1.3     Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the TBOC and those set forth in this Agreement.

1.4     Conversion of Company Common Stock, Company Options and Interim Common Stock.

(a)    At the Effective Time, subject to the other provisions of this Article I, each share of the common stock, $0.01 par value per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than (i) shares of Company Common Stock held directly or indirectly by Parent or the Company or any of their respective Subsidiaries (as defined below) (but excluding Trust Account Shares and DPC Shares, as such terms are defined in Section 1.4(b) hereof)) and (ii) any shares of Company Common Stock as to which appraisal rights have been asserted and duly perfected under the TBOC (“Dissenting Shares”) shall, by virtue of the Merger and without any action on the part of the Company, Interim or the holder thereof, be converted into and exchangeable for the right to receive $15.34 in cash (the “Per Share Merger Consideration” and, when in reference to more than one share of Company Common Stock, the “Merger Consideration”). At or immediately prior to the Effective Time, each outstanding option to purchase Company Common Stock issued by the Company and as described on Company Disclosure Schedule Section 4.2 (each a “Company Option”), shall be cancelled, and each holder of any such Company Option, whether or not then vested or exercisable, shall be entitled to receive from the Company at or immediately prior to the Effective Time for each Company Option cash in an amount determined by multiplying (i) the excess, if any, of the Per Share Merger

Consideration over the applicable exercise price per share of such Company Option by (ii) the number of shares of Company Common Stock subject to such Company Option (the “Option Consideration”). Prior to the Effective Time, the Company shall take all necessary and appropriate action, including pursuant to Section 6(j) of the Company’s 2021 Amended and Restated Stock Option Plan, such that at or immediately prior to the Effective Time, each outstanding Company Option shall be cancelled and cease to exist in exchange for the holder’s right to receive the Option Consideration as provided herein. The Company may make necessary tax withholdings from the Option Consideration as it deems appropriate to comply with applicable Law (as hereinafter defined).

The shares of Company Common Stock converted into the Per Share Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate (each a “Certificate”) previously representing any such shares of Company Common Stock and each owner of a book-entry share previously representing a non-certificated share of Company Common Stock (a “Book-Entry Share”) shall thereafter cease to have any rights with respect to such securities, except the right to receive the Per Share Merger Consideration applicable to such Certificate or Book-Entry Share, without interest.

(b)     At the Effective Time, all shares of Company Common Stock that are owned directly or indirectly by Parent or the Company or any of their respective Subsidiaries (other than shares of Company Common Stock (x) held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity for the benefit of third parties, including all shares and share equivalents (the “Share Equivalents”) of Company Common Stock held in connection with the Company’s 401(k) Plan (any such shares and Share Equivalents, and shares of common stock, par value $0.01 per share, of Parent (the “Parent Common Stock”) which are similarly held, whether held directly or indirectly by Parent or the Company, as the case may be, being referred to herein as “Trust Account Shares”) and (y) held by Parent or the Company or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of Company Common Stock, and shares of Parent Common Stock which are similarly held, whether held directly or indirectly by Parent or the Company, being referred to herein as “DPC Shares”)) shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor. All shares of Parent Common Stock that are owned by the Company or any of its Subsidiaries (other than Trust Account Shares and DPC Shares) shall become authorized but unissued shares of Parent Common Stock upon consummation of the transactions contemplated hereby.

(c)    At the Effective Time, each outstanding share of common stock of Interim, $0.01 par value per share ("Interim Common Stock"), shall be converted by virtue of the Merger, automatically and without any action on the part of the Company, Interim or Parent, as the holder thereof, into an equal number of shares of the Surviving Corporation, which shall then constitute all of the outstanding common stock of the Company, as the Surviving Corporation.

1.5    Parent Common Stock. Except for shares of Parent Common Stock owned by the Company or the Company Bank (other than Trust Account Shares and DPC Shares), which shall be converted into authorized but unissued shares of Parent Common Stock as contemplated by Section 1.4(b) hereof, the shares of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and such shares shall remain issued and outstanding.

1.6     Certificate of Formation. At the Effective Time, the Amended and Restated Certificate of Formation of the Company, as in effect immediately prior to the

Effective Time, shall be the Certificate of Formation of the Surviving Corporation unless and until thereafter amended in accordance with applicable Law.

1.7     Bylaws. At the Effective Time, the Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation unless and until thereafter amended in accordance with applicable law.

1.8     Directors and Officers of Surviving Corporation.

(a)     At and after the Effective Time, the directors of Interim shall become the directors of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified in accordance with the Certificate of Formation and Bylaws of the Surviving Corporation and the TBOC. The directors of the Company and the Company Bank immediately prior to the Merger shall submit their resignations, to be effective as of the Effective Time and the effective time of the Bank Merger, respectively.

(b)     The officers of Interim shall become the officers of the Surviving Corporation at and after the Effective Time, unless and until changed in accordance with the Certificate of Formation and Bylaws of the Surviving Corporation and the TBOC. The officers of the Company immediately prior to the Merger shall submit their resignations, to be effective as of the Effective Time. For the avoidance of doubt, such resignation as an officer shall not be deemed to constitute a resignation of such individual’s employment with the Company.

1.9    Appraisal Rights. Each outstanding share of Company Common Stock the holder of which has perfected his or her right to appraisal under the TBOC and has not effectively withdrawn or lost such rights as of the Effective Time, shall not be converted into or represent a right to receive the Per Share Merger Consideration, and the holder thereof shall be entitled only to such rights as are granted by the TBOC. The Company shall give Parent prompt notice upon receipt by the Company of any such written demands for payment of their fair value of such shares of Company Common Stock and of withdrawals of such demands and any other instruments provided pursuant to the TBOC (any shareholder duly making such demand being hereinafter called a “Dissenting Shareholder”). If any Dissenting Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) his or her right to such payment at or prior to the Effective Time, each of such holder’s shares of Company Common Stock shall be converted into a right to receive the Per Share Merger Consideration in accordance with the applicable provisions of this Agreement.

    1.10    Second Merger; Bank Merger.

(a)    As soon as reasonably practicable after the date of this Agreement, Parent shall (i) approve and adopt the Plan of Second Merger and (ii) execute and deliver the Plan of Second Merger. The Plan of Second Merger shall contain terms that are normal and customary in light of the transactions contemplated hereby. Such terms shall include that the surviving corporation will be Parent; that Parent’s directors and officers will be the directors and officers of the surviving corporation at and after the effective time of the Second Merger, unless and until changed in accordance with applicable Law; and that Parent’s articles of incorporation and bylaws will be the articles of incorporation and bylaws of the surviving corporation unless and until changed in accordance with the Louisiana Business Corporation Act (“LBCA”) and such articles of incorporation and bylaws.

Promptly following the Effective Time of the Merger, Parent shall (a) cause the Surviving Corporation Board to (i) approve and adopt the Plan of Second Merger and (ii) the Surviving Corporation to execute and deliver the Plan of Second Merger and (b) approve and adopt the Plan of Second Merger as the sole shareholder of the Surviving Corporation at the time of the Second Merger. Thereafter, Parent shall cause the Second Merger to occur by filing articles of merger with respect to the merger of the Company (as the Surviving Corporation in the Merger) with and into Parent, pursuant to the LBCA and the Plan of Second Merger.

(b)    As of or as soon as reasonably practicable after the date of this Agreement, (a) Parent shall (i) cause the Board of Directors of Parent Bank to approve and adopt the Bank Merger Agreement, (ii) cause Parent Bank to execute and deliver the Bank Merger Agreement, and (iii) approve and adopt the Bank Merger Agreement as the sole shareholder of Parent Bank, and (b) the Company shall (i) cause the Board of Directors of the Company Bank to approve and adopt the Bank Merger Agreement, (ii) cause the Company Bank to execute and deliver the Bank Merger Agreement, and (iii) approve and adopt the Bank Merger Agreement as the sole shareholder of the Company Bank. The Bank Merger Agreement shall contain terms that are normal and customary in light of the transactions contemplated hereby. Such terms shall include that the Surviving Bank will be Parent Bank, and that Parent Bank’s board of directors and officers will be the directors and officers of the Surviving Bank at and after the effective time of the Bank Merger, unless and until changed in accordance with applicable Law.

Prior to the Effective Time, the Company shall cause the Company Bank, and Parent shall cause Parent Bank, to execute such articles or certificates of merger and such other documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) simultaneously with the Second Merger or as soon thereafter as is practicable. Promptly following or simultaneously with the Second Merger, the parties will cause the Bank Merger to be consummated pursuant to the Bank Merger Agreement. Parent Bank shall be the surviving entity in the Bank Merger and shall continue its corporate existence under the name “Home Bank, National Association”, and, following the Bank Merger, the separate corporate existence of the Company Bank shall cease. The parties agree that the Bank Merger shall become effective simultaneously with the effective time of the Second Merger or as soon thereafter as is practicable. Subject to obtaining such regulatory approvals as may be required, Parent and Parent Bank may, at their option, continue after the effective time of the Bank Merger to operate the former offices of the Company Bank under the name and signage of the Company Bank until the date when Parent Bank completes the conversion of those offices to the systems of Parent Bank.

    1.11    Reservation of Right to Change Structure. Notwithstanding anything to the contrary contained in this Agreement, before the Effective Time, Parent may at any time change the method of effecting the business combinations contemplated by this Agreement if and to the extent that it deems such a change to be desirable; provided, that (A) any such change shall not result in any adverse federal income tax consequences of the Merger to holders of Company Common Stock or to Parent or the Company and (B) no such change shall (i) alter or change the amount or kind of the Merger Consideration or the Option Consideration, or (ii) jeopardize or materially delay the receipt of any required regulatory approvals of the Merger or the satisfaction of any other conditions set forth in Article VIII hereof or otherwise materially impede or delay consummation of the Merger. In the event Parent elects to make such a change, the parties agree to execute appropriate documents to reflect the change.

ARTICLE II
EXCHANGE OF SHARES OF COMPANY COMMON STOCK

2.1     Parent to Make Cash Available. On or immediately prior to the Closing Date, Parent shall deposit in trust with Computershare, Inc. (or another third party as may be mutually agreed upon by Parent and the Company), as exchange agent (in such capacity, the “Exchange Agent”), for the benefit of the holders of Certificates and Book-Entry Shares, for exchange in accordance with this Article II, an amount of cash equal to the aggregate Merger Consideration, so as to permit the Exchange Agent to make the payments required to be made by it pursuant to Section 2.2(a). The deposited funds are referred to as the “Exchange Fund.”

2.2     Exchange of Shares.

(a)    As soon as practicable after the Effective Time, and in no event more than five business days thereafter, the Exchange Agent shall mail to each holder of record of Certificates, a letter of transmittal mutually acceptable to Parent and the Company (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly executed letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor a check representing the amount of cash which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of Article I, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the Merger Consideration to holders of Company Common Stock. Parent shall instruct the Exchange Agent to pay the Merger Consideration within seven business days following the receipt of a properly submitted letter of transmittal or, in the case of a holder of Book-Entry Shares, as soon as reasonably practicable after the Effective Time.

(b)     If any check representing Merger Consideration is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer), with signature guaranteed as the letter of transmittal shall specify, and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes (as hereinafter defined) required by reason of the issuance of a check representing Merger Consideration in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(c)     After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration, as provided in this Article II.

(d)     Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for 12 months after the Effective Time shall be returned to Parent. Any shareholders of the Company who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of the Merger Consideration, deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to Parent or a public official pursuant to applicable abandoned property, escheat or similar laws.

(e)     In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent may reasonably direct (not exceeding the Merger Consideration deliverable with respect to such Certificate) as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent or Parent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement, subject to the last sentence of Section 2.2(d).

(f)    Parent or the Exchange Agent shall be entitled to deduct and withhold (without duplication) from the Merger Consideration otherwise payable to any holder of shares of Company Common Stock or otherwise pursuant to this Agreement such amounts of Taxes (as hereinafter defined) as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax law; provided, however, that prior to making any such deduction or withholding, Parent shall instruct the Exchange Agent to use commercially reasonable efforts to solicit from such holder of Company Common Stock an IRS Form W-9 or other applicable tax form (which may be included in the letter of transmittal) within a reasonable amount of time in order to provide the opportunity for such holder to provide such forms to avoid or reduce such withholding amounts. Any amounts that are so deducted and withheld shall be paid over to the appropriate taxing authority by Parent or the Exchange Agent and shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

ARTICLE III
DISCLOSURE SCHEDULES

Prior to the execution and delivery of this Agreement, the Company has delivered to Parent a schedule (the “Company Disclosure Schedule,”) setting forth, among other things, items the disclosure of which are necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of the Company’s representations or warranties contained in Article IV, or to one or more of the Company’s covenants contained in Article VI. Disclosure in any section of the Disclosure Schedule of a party shall apply only to the Section of this Agreement indicated in such Disclosure Schedule except to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is relevant to another Section of this Agreement. Disclosures with respect to a section of this Agreement in the Disclosure Schedule of a party may incorporate by reference disclosures in such Disclosure Schedule with respect to any other section of this Agreement. Notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Material Adverse Effect (defined in Section 4.1(a)). The phrase “provided to Parent” or “made available to Parent” or “delivered to Parent” or any phrase of similar import means that the Company or the Company Bank has delivered, provided access to or made certain items available for review and copying to Parent or its counsel.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Article III, the Company hereby represents and warrants to Parent as follows:

4.1     Corporate Organization.

(a)     The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be licensed or qualified would not have a Material Adverse Effect on the Company (as defined below). The Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”). The Company has previously provided to Parent true and complete copies of the Certificate of Formation and Bylaws of the Company as in effect on the date hereof. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Parent or the Company, as the case may be, any event, change, circumstance, occurrence, effect or state of facts that (A) is or would reasonably be expected to be materially adverse to the business, properties, condition (financial or otherwise) or results of operations of such party and its Subsidiaries, as hereinafter defined, taken as a whole, or (B) prevents or materially impairs the ability of such party and its Subsidiaries to consummate the Merger, the Bank Merger or the Second Merger or any of the other transactions contemplated by this Agreement or would reasonably be expected to do so; provided, that a Material Adverse Effect for purposes of clause (A) shall not include any such effect attributable to or resulting from (1) the announcement of this Agreement or the pendency of the transactions contemplated hereby, (2) any legal claims asserted or other actions initiated by any holder of shares of Company Common Stock or Parent Common Stock arising out of or related to this Agreement, (3) any change in banking or similar laws, rules of regulations of general applicability or published interpretations thereof by courts or governmental authorities, (4) any change in accounting principles generally accepted in the United States (“GAAP”) or regulatory accounting principles applicable to banks, thrifts or their holding companies generally, (5) changes attributable to or resulting from changes in general economic conditions, including changes in the prevailing level of interest rates, credit availability and liquidity, (6) any action or omission of the Company or Parent or any Subsidiary of either of them taken in accordance with the terms of this Agreement or with the prior written consent of the other party hereto, or any action not taken by the Company or Parent or any Subsidiary of either of them to the extent such action is expressly prohibited by this Agreement without the prior consent of the other party and such other party has not consented to such action, (7) any outbreak or escalation of hostilities or declared or undeclared acts of war or terrorism, (8) any expenses incurred by such party in connection with this Agreement or the transactions contemplated hereby, or (9) a failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof, except, with respect to clauses (3), (4), (5) and (7) to the extent that the impact of such event, change, circumstances, occurrence, effect or state of facts has a disproportionately adverse effect on the Company or the Parent, as the case may be, as compared to similarly situated community banks or their holding companies in the United States.

(b)     The Company Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States. The deposit accounts of the Company Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Other than the Company Bank, the Company has no other direct or indirect Subsidiaries. The Company has previously provided Parent with true and complete copies of the Charter, Articles of Incorporation, Bylaws and similar governing documents of the Company Bank as in effect as of the date hereof. The Company Bank has the corporate (or equivalent ) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be licensed or qualified would not have a Material Adverse Effect. Other than the Company Bank, the Company does not own or control, directly or indirectly, greater than a 5.0% equity interest in any corporation, company, association, partnership, joint venture or other entity. As used in this Agreement, the word “Subsidiary” when used with respect to any party means any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes. The Company owns all of the issued and outstanding shares of the capital stock or other equity interests of the Company Bank, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares or equity interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no outstanding subscriptions, options, warrants, rights, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity interest of or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity interest of the Company Bank.
4.2     Capitalization.

As of the date of this Agreement, the authorized capital stock of the Company consists of 18,000,000 shares of Company Common Stock, including 220,000 shares designated as Non-Voting Common Stock (the “Non-Voting Common Stock”), and 2,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). As of the date of this Agreement, there were 4,215,534 shares of Company Common Stock issued and outstanding (comprised of 3,996,386 shares of voting Common Stock and 219,148 shares of Non-Voting Common Stock, no shares of Company Preferred Stock issued and outstanding and 427,100 Company Options outstanding. Except for Company Options granted under the Company’s 2011 Stock Option Plan, there are no shares of Company Common Stock reserved for issuance upon exercise of outstanding stock options, warrants, rights or similar instruments. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except for the Company Options as reflected in Section 4.2 of the Company Disclosure Schedule, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, rights, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Company Common Stock or any other equity security of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock or any other equity security of the Company. As of the date of this Agreement, the names of the holders of the Company Options, including the number of options awards held by each of them and the exercise price of each Company Option on the date of this Agreement are set forth in Section 4.2 of the Company Disclosure Schedule.

4.3     Authority; No Violation.

(a)     The Company has full corporate power and authority to execute and deliver this Agreement and, subject to the approval of this Agreement by the shareholders of the Company, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Company Board. The Company Board has directed that this Agreement and the transactions contemplated hereby be submitted to the Company’s shareholders for approval and adoption at a meeting of such shareholders and, except for the approval and adoption of this Agreement by the Company’s shareholders, by a vote of at least two-thirds of the shares of Company Common Stock outstanding and entitled to vote on this Agreement (the “Company Requisite Vote”), no other corporate proceedings on the part of the Company are necessary to approve this Agreement and to consummate the transactions contemplated hereby other than the filing of a Certificate of Merger as provided in Section 1.2 hereof. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent) this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(b)     Except as may be set forth in Section 4.3(b) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company and the Company Bank of the transactions contemplated hereby, nor compliance by the Company and the Company Bank with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Formation or Bylaws of the Company or the articles of association, charter, bylaws or similar governing documents of the Company Bank, or (ii) assuming that the consents and approvals referred to in Section 4.4 hereof are duly obtained and remain in effect, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or the Company Bank, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of the Company or the Company Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or the Company Bank is a party, or by which they or any of their respective properties or assets may be bound or affected.

4.4     Consents and Approvals.

    Except for (i) the approval and adoption of this Agreement by the Company Requisite Vote of the shareholders of the Company, (ii) filings of applications, waiver requests and notices with, receipt of approvals or no objections from, and the expiration of related waiting periods required by, the Board of Governors of the Federal Reserve System (the “FRB”) and the Office of the Comptroller of the Currency (the “OCC”), (iii) filing of the Certificate of Merger, the Bank Merger Certificates and the articles of merger with respect to the Second Merger, and (iv) such filings, authorizations or approvals as may be set forth in Section 4.4 of the Company Disclosure Schedule (the consents and approvals referred to in clause (iv) are called the “Third Party Consents”), no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a “Governmental Entity”) or with any third party are required to be made or obtained by the Company in connection with (1) the execution and delivery by the Company of this Agreement and (2) the consummation of the Merger, the Second Merger and the other transactions contemplated hereby, including the consummation by the Company Bank of the Bank Merger. On the date of this Agreement, the Company knows of no reason why all such filings cannot be timely made and believes it is likely that all such approvals will be timely obtained.

4.5     Regulatory Reports. Except as set forth on Section 4.5 of the Company Disclosure Schedule, the Company and the Company Bank have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2018 with (i) the FRB, (ii) the OCC, (iii) the FDIC, and (iv) any other bank regulatory authority (each, a “Regulatory Agency” and collectively the “Regulatory Agencies”), and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of the Company and the Company Bank, and except as may be set forth in Section 4.5 of the Company Disclosure Schedule, no Regulatory Agency has initiated any proceeding or, to the knowledge of the Company, investigation into the business or operations of the Company or the Company Bank since December 31, 2018. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of the Company or the Company Bank.

4.6     Financial Statements, Books and Records.

(a)     The Company has previously provided Parent with copies of (i) the consolidated balance sheets of the Company and the Company Bank as of December 31, 2020 and 2019, and the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity and cash flows for the years ended December 31, 2020 and 2019, accompanied by the independent auditor’s report of Ham, Langston & Brezina, L.L.P. and (ii) the unaudited consolidated balance sheet of the Company as of September 30, 2021 and the related unaudited consolidated statements of operations for the three and nine months then ended (collectively, the “Company Financial Statements”). The consolidated balance sheets of the Company referred to herein, as well as the consolidated financial statements to be delivered pursuant to Section 7.2 hereof (including the related notes, where applicable) fairly present or will fairly present, in all material respects, as the case may be, the consolidated financial condition of the Company and the Company Bank as of the respective dates set forth therein, and the related consolidated statements of operations, shareholders’ equity and cash flows, as applicable (including the related notes), fairly present or will fairly present, as the case may be, the consolidated results of the operations, shareholders’ equity and cash flows of the Company and the Company Bank for the respective periods or as of the respective dates set forth therein, subject, in the case of the unaudited interim consolidated financial statements, to normal year-end audit adjustments as permitted by GAAP.

    (b)     Each of the Company Financial Statements referred to in this Section 4.6 (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved (except as may be indicated in the notes thereto).

(c)    Neither the Company nor the Company Bank has, and since December 31, 2020, neither Company nor the Company Bank has incurred, any material liabilities or obligations, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due, except (i) as set forth in the audited consolidated balance sheet of the Company and Subsidiary at December 31, 2020 (excluding the Notes thereto), (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2020, and (iii) for any liabilities incurred with respect to the transactions contemplated by this Agreement.

    (d)     The books and records of the Company and the Company Bank have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions. The records, systems, controls, data and information of the Company and the Company Bank are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or the Company Bank (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described herein. The Company and the Company Bank have implemented and maintain a system of internal accounting controls effective to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The Company is not aware of (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would be reasonably likely to adversely materially affect the Company’s ability to accurately record, process, summarize and report financial information or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal control over financial reporting.

(e)    Since December 31, 2018, except as set forth in Section 4.6(e) of the Company Disclosure Schedule, (A) neither the Company nor the Company Bank nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of it or the Company Bank has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or the Company Bank or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or the Company Bank has engaged in questionable accounting or auditing practices, and (B) no attorney representing the Company or the Company Bank, whether or not employed by the Company or the Company Bank, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any of the Company’s directors or executive officers.

4.7     Broker’s Fees. Neither the Company nor the Company Bank, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker’s fees or commissions, finder’s fees or other like payment in connection with any of the transactions contemplated by this Agreement, except that the Company has engaged, and has paid or will pay a fee or commission to, Performance Trust Capital Partners, LLC (“Performance Trust”). True and correct copies of the engagement letter between the Company and Performance Trust have previously been provided to Parent.

4.8     Absence of Certain Changes or Events.

(a)     Since December 31, 2020 there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the Company.

(b)     Except as may be set forth in Section 4.8(b) of the Company Disclosure Schedule, since December 31, 2020 the Company and the Company Bank have carried on their respective businesses in the ordinary course consistent with their past practices.

(c)     Except as may be set forth in Section 4.8(c) of the Company Disclosure Schedule, since October 15, 2021, neither the Company nor the Company Bank has increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any officer, employee, or director of the Company or the Company Bank from the amount thereof in effect as of October 15, 2021, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus. Section 4.8(c) of the Company Disclosure Schedule sets forth the hourly wage rate or annual salary (as applicable) as of October 15, 2021.

4.9     Legal Proceedings.

(a)     Except as may be set forth in Section 4.9(a) of the Company Disclosure Schedule, neither the Company nor the Company Bank nor, with respect to the Company or the Company Bank, any of their directors, officers or employees is a party to any, and there are no pending or, to the Company’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions before a Governmental Entity or arbitrator or governmental or regulatory investigations (collectively, “Actions”) of any material nature against the Company or the Company Bank or, with respect to the Company or the Company Bank, any of their directors, officers or employees, including any such proceeding challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)     Except as may be set forth in Section 4.9(b) of the Company Disclosure Schedule, there is no injunction, order, judgment or decree imposed upon the Company or the Company Bank, or the assets of the Company or the Company Bank.

4.10     Taxes.

(a)     Except as may be set forth in Section 4.10(a) of the Company Disclosure Schedule, each of the Company and the Company Bank has (i) duly and timely filed (including applicable extensions granted without penalty) all material Tax Returns (as hereinafter defined) required to be filed prior to the date hereof, and all such Tax Returns are true and correct in all material respects, and (ii) paid in full or made adequate provision in the financial statements of the Company (in accordance with GAAP) for all Taxes (as hereinafter defined) reflected as due on such Tax Returns and for other material

Taxes required to be paid by them for periods subsequent to the periods covered by the most recent Tax Returns, or pursuant to any assessment with respect to such Taxes. Except as set forth in Section 4.10(a) of the Company Disclosure Schedule, as of the date hereof (i) neither the Company nor the Company Bank has requested any extension of time within which to file any Tax Returns in respect of any taxable year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding, (ii) the federal and state income Tax Returns of the Company and the Company Bank are not currently under audit by the Internal Revenue Service (“IRS”) or appropriate state tax authorities, and (iii) there are no claims, audits or assessments pending against the Company or the Company Bank for any alleged deficiency in Taxes, and the Company has not been notified in writing of any proposed or pending Tax claims, audits or assessments against the Company or the Company Bank (other than, in each case, claims, audits or assessments for which adequate reserves in the financial statements of the Company have been established). There are no material liens for Taxes upon the assets of the Company or the Company Bank, other than liens for current Taxes not yet due and payable. All Taxes required to be withheld, collected or deposited by or with respect to the Company and the Company Bank have been timely withheld, collected or deposited, as the case may be, and, to the extent required, have been paid to the relevant taxing authority. Neither the Company nor the Company Bank is required to include in income any adjustment pursuant to Section 481(a) of the Code (or any similar provision of law or regulations) by reason of a change in accounting method. Except with respect to the affiliated group of corporations of which the Company is the common parent (as defined by Section 1504(a) of the Code), neither the Company nor the Company Bank is a party to any Tax allocation or Tax sharing agreement or otherwise has any liability for the Taxes of any person (i) as a transferee or successor, (ii) by contract, or (iii) under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign law). Neither the Company nor the Company Bank has entered into any transaction that is either a “listed transaction” or that the Company believes in good faith is a “reportable transaction” (both as defined in Treas. Reg. Section 1.6011-4, as modified by periodically updated Revenue Procedures and other applicable published IRS guidance). Neither the Company nor the Company Bank has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(b)     For the purposes of this Agreement, “Tax” or “Taxes” shall mean all taxes, levies or other assessments or charges in the nature of a tax imposed by any United States federal, state, local or foreign taxing authority, including income, excise, gross receipts, ad valorem, profits, capital gains, property, sales, transfer, franchise, payroll, employment, withholding, unclaimed property, social security, Medicare, value added, alternative minimum, estimated or other taxes, including any interest, penalties or additions attributable thereto. For purposes of this Agreement, “Tax Return” shall mean any return, report, information return or other document (including any related or supporting information) filed or required to be filed with a Governmental Entity with respect to Taxes.

4.11     Benefit Plans.

(a)     Section 4.11(a) of the Company Disclosure Schedule sets forth a true and correct list of each deferred compensation plan, incentive compensation plan, equity compensation plan, “welfare” plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination or severance agreement; each salary continuation agreement;

and each other employee benefit plan, fund, program, agreement or arrangement, in each case that is sponsored, maintained or contributed to or required to be contributed to by the Company, the Company Bank or by any trade or business, whether or not incorporated, all of which together with the Company would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA (an “ERISA Affiliate”), for the benefit of any present or former employee, director or consultant of the Company or the Company Bank or with respect to which the Company or the Company Bank has any liability or obligation, contingent or otherwise (collectively, the “Plans”). Section 4.11(a) of the Company Disclosure Schedule designates the Plans for which the Company or an ERISA Affiliate is the plan sponsor (“Company Plans”) and the Plans for which a third-party professional employer organization previously identified by the Company to Parent (the “Company PEO”) is the plan sponsor (“Company PEO Plans”).

(b)     The Company has heretofore made available to Parent with respect to each of the Company Plans and, to the extent available to the Company, each of the Company PEO Plans true and correct copies of each of the following documents, if applicable: (i) the Plan document and any amendment thereto (or if there is no Plan document, a summary of the material terms of the Plan); (ii) any related trust or other funding vehicle; (iii) any actuarial report and annual report for such Plan for the most recent two years for which such reports are available; (iv) the most recent determination letter from the IRS for such Plan; and (v) the most recent summary plan description and related summaries of material modifications.

(c)     Except as may be set forth in Section 4.11(c) of the Company Disclosure Schedule, (i) each of the Company Plans (and, to the knowledge of the Company, each of the Company PEO Plans with respect to employees of the Company and/or the Company Bank) has been established and has at all times been operated and administered in material compliance with its terms and applicable law, including the Code and ERISA, (ii) neither the Company nor the Company Bank has any material liability relating to the Plans (with materiality determined with respect to the Plans in the aggregate) that has not been disclosed on the Company’s financial statements in accordance with GAAP and any other applicable legal and accounting requirements, as described in Section 4.6, and such liability with respect to any Plan will not materially increase as a result of the Merger, the Bank Merger or the Second Merger; (iii) each of the Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or, to the extent any such plan is maintained in preapproved form, the sponsor of such preapproved document has received a favorable opinion or advisory letter from the IRS, and, to the Company’s knowledge, no event has occurred that would reasonably be expected to affect such determination, opinion or letter; (iv) each of the Plans has been timely amended to comply with ERISA, the Code and the regulations under such statutes, as applicable; (v) no Plan has an accumulated or waived funding deficiency within the meaning of Section 412 of the Code; (vi) neither the Company nor any ERISA Affiliate has incurred, directly or indirectly, any liability to or on account of a Plan pursuant to Title IV of ERISA; (vii) to the knowledge of the Company, no proceedings have been instituted to terminate any Plan that is subject to Title IV of ERISA; (viii) no “reportable event,” as such term is defined in Section 4043(c) of ERISA, has occurred within the past six years with respect to any Company Plan (or any Company PEO Plan with regard to the Company, the Company Bank or any of their respective employees); (ix) no non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) or breach of any fiduciary duty described in Section 404 of ERISA has occurred with respect to any Plan that could reasonably be expected to result in any liability, direct or indirect, for the Company or an ERISA Affiliate or any officer, director or employee of the Company or an ERISA Affiliate; (x) neither the Company nor the Company Bank has any liability with respect to post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or the Company Bank except for coverage required by Part 6 of Title 1 of ERISA or Section 4980B of the Code, or similar state laws; (xi) each Plan that is a group health plan (within the meaning of Section 5000(b)(1) of the Code) complies in all material respects, and in each and every case has complied in all material respects, with all of the requirements of ERISA and Section 4980B of the Code; (xii) no condition exists that presents a material risk to the Company of incurring a liability to or on account of a Plan pursuant to Title IV of ERISA; (xiii) all amounts that the Company and its ERISA Affiliates are required to pay as contributions to the Plans as of the last day of the most recent fiscal year of each of the Plans have been paid; (xiv) all benefits accrued under any funded or unfunded Company Plan (or Company PEO Plan with regard to the Company, the Company Bank or any of their respective employees) have been paid, accrued or otherwise adequately reserved in accordance with GAAP; (xv) all monies withheld from employee paychecks with respect to Company Plans (or Company PEO Plans with regard to the Company, the Company Bank or any of their respective employees) have been transferred to the appropriate Plan in a timely manner as required by applicable Law or any such delinquent remissions have been corrected in accordance with applicable regulatory correction procedures; (xvi) no contract, plan or arrangement (written or otherwise) (including provisions that become operative by virtue of this Agreement) covering any employee or former employee of the Company or the Company Bank provides for payments that would not be deductible under Section 162(m) of the Code; (xvii) no contract, plan or arrangement (written or otherwise) (including provisions that become operative by virtue of this Agreement) covering any disqualified individual (within the meaning of Section 280G(c) of the Code) of the Company or the Company Bank provides for payments (including but not limited to liability associated with any gross-up payment under any such contract, Plan or arrangement) that will result in any nondeductible compensation under Section 280G(a) of the Code or will result in an excise tax payable by any such disqualified individual under Section 4999 of the Code; (xviii) no Plan is a multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA), and no Plan (other than the ADP TotalSource Retirement Savings Plan in which the Company Bank is an adopting employer (the “Company PEO 401(k) Plan”)) is a multiple employer plan as defined in Section 413 of the Code; (xix) there are no pending or, to the knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Company Plans (or any of the Company PEO Plans with regard to the Company, the Company Bank or any of their respective employees) or any trusts related thereto; (xx) each Company Plan that is deemed to constitute a nonqualified deferred compensation plan subject to Section 409A of the Code has been operated between January 1, 2005 and December 31, 2008 in good faith compliance with Section 409A of the Code and the applicable notices and proposed Treasury regulations thereunder, and since January 1, 2009 each Company Plan (and each Company PEO Plan with regard to the Company, the Company Bank or any of their respective employees) subject to Section 409A of the Code has been operated in accordance with, and is in documentary compliance with, the final Treasury regulations under Section 409A of the Code; and no Plan subject to Section 409A of the Code triggers the imposition of penalty Taxes under Section 409A of the Code with respect to the directors or employees of the Company or the Company Bank; (xxi) neither the Company nor the Company Bank has any obligation to indemnify, hold harmless or gross-up any individual with respect to any penalty, Tax or interest under Section 409A of Code; (xxii) all Company Plans may be amended or terminated without penalty by the Company or the Company Bank at any time, and the Company and the Company Bank may withdraw from any Company PEO Plan without penalty at any time after providing the requisite prior notice; (xxiii) all persons classified by the Company or its ERISA Affiliates as independent contractors satisfy and have during the past six years satisfied the requirements of applicable law to be so classified, and the Company and its ERISA

Affiliates have fully and accurately reported the compensation of their independent contractors on IRS Forms 1099 when required to do so; (xxiv) the Company and its ERISA Affiliates have no obligations to provide benefits under any Plan with respect to individuals classified by the Company as independent contractors; (xxv) no individuals are currently providing, or during the past six years have provided, services to the Company or its ERISA Affiliates pursuant to an employee leasing agreement, nor is the Company or its ERISA Affiliates a party to any arrangement whereby such leased employee services will be provided; (xxvi) no Plan has any loan or borrowings from any person (including the Company and the Company Bank); and (xxvii) all stock options granted by the Company had a per share exercise price no less than the fair market value per share of the underlying Company Common Stock as of the date of grant, as determined pursuant to a reasonable valuation method in accordance with Treasury Regulation §1.409A-1(b)(5)(iv)(B), and the Company has heretofore made available to Parent a copy of each such valuation method. Notwithstanding anything herein to the contrary, the representations made by the Company in clauses (iv) and (xxvi) are made to the knowledge of the Company to the extent such representations relate to a Company PEO Plan.
(d)    Section 4.11(d) of the Company Disclosure Schedule sets forth good faith estimates of the potential parachute payments to be received by each “disqualified individual” and such disqualified individual’s “base amount” (as such terms are defined in Section 280G of the Code and the regulations thereunder), based on the assumptions set forth in such schedule, including but not limited to assumptions that the Effective Time will occur as of a specified date in the first half of 2022 and that each disqualified individual will have a termination of employment or service as of the Effective Time.
(e)    To the knowledge of the Company, the Company PEO is a certified professional employer organization as defined in Section 7705(a) of the Code and is accredited through the Employer Services Assurance Corporation. None of the Company PEO Plans provides benefits to any non-employee director or independent contractor of the Company or the Company Bank.
4.12     Compliance with Applicable Laws. Except as set forth in Section 4.12 of the Company Disclosure Schedule, since December 31, 2018, the Company and the Company Bank have complied in all material respects with all laws, statutes, orders, rules, regulations, policies and guidelines of any Governmental Entity (collectively, “Laws”) applicable to the Company and the Company Bank. Each of the Company and the Company Bank holds, and has held continuously since December 31, 2018, all licenses, franchises, permits, variances, exemptions, operating certificates, orders, approvals and authorizations necessary for the lawful conduct of business under and pursuant to all applicable Laws, and neither the Company nor the Company Bank has since December 31, 2018, received notice of any violations of any of the above.

4.13     Certain Contracts.

(a)     Except as set forth in Section 4.13(a) of the Company Disclosure Schedule, neither the Company nor the Company Bank is a party to or bound by any contract (whether written or oral) (i) with respect to the service of any directors, (ii) which, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from Parent, the Company, or any of their respective Subsidiaries to any officer, director, employee, agent or consultant of the Company or the Company Bank, (iii) which as of the date of this

Agreement is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed in whole or part after the date of this Agreement, (iv) which is a consulting agreement (including data processing, software programming and licensing contracts) involving the payment of more than $20,000 per annum in the case of any one such agreement, (v) which materially restricts the conduct of any line of business by the Company or the Company Bank, (vi) that contains any noncompetition or exclusive dealing agreements or other agreement or obligation that purports to materially limit or restrict in any respect the ability of the Company or the Company Bank to compete in any line of business or with any person or entity or in any geographic area (other than as may be required by Law or by any Governmental Entity) or which grants any right of first refusal, right of first offer or similar right; (vii) any contract for, with respect to, or that contemplates, a possible merger, consolidation, reorganization, recapitalization or other business combination, or asset sale or sale of equity securities with respect to the Company or the Company Bank, other than this Agreement; (viii) any contract relating to the borrowing of money by the Company or the Company Bank or the guarantee by the Company or the Company Bank of any such obligation of a third party (other than deposit liabilities and Federal Home Loan Bank borrowings, contracts pertaining to fully-secured repurchase agreements and contracts relating to endorsements for payment, guarantees and letters of credit made in the ordinary course of business consistent with past practice), including any sale and leaseback transactions, capitalized leases and other similar financing transactions; (ix) any contract that involves expenditures or receipts of the Company or the Company Bank in excess of $50,000 per year (other than pursuant to loans originated or purchased by the Company or the Company Bank in the ordinary course of business consistent with past practice); (x) any contract (other than a Plan) with respect to the employment or compensation of any officers or directors; (xi) any contract containing a “most favored nations” clause or other similar term providing preferential pricing or treatment to a party; (xii) any contract relating to a joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or relating to the formation, creation or operation, management or control of any partnership, limited liability company or joint venture, in each case with any third parties, or any contract which limits payments of dividends and (xiii) any Regulatory Agreement (as defined in Section 4.14). Each contract of the type described in this Section 4.13(a), whether or not set forth in Section 4.13(a) of the Company Disclosure Schedule, is referred to herein as a “Company Contract.” The Company has previously made available to Parent true and correct copies of each contract of the type described in this Section 4.13(a).

(b)     Except as set forth in Section 4.13(b) of the Company Disclosure Schedule, (i) each Company Contract is valid and binding and in full force and effect, (ii) each of the Company and the Company Bank has performed in all material respects all obligations required to be performed by it under each Company Contract, (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of the Company or the Company Bank under any Company Contract, and (iv) no other party to any Company Contract is, to the knowledge of the Company, in material violation or default in any respect thereunder.

4.14     Agreements with Regulatory Agencies. Except as may be set forth in Section 4.14 of the Company Disclosure Schedule, neither the Company nor the Company Bank is or since December 31, 2018 has been subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolution at the request of (each, whether or not set forth on Section 4.14 of the Company Disclosure Schedule, a

“Regulatory Agreement”), any Regulatory Agency that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business. As of the date of this Agreement, neither the Company nor the Company Bank is subject to any Regulatory Agreement, nor has the Company or the Company Bank been advised by any Regulatory Agency that it is considering issuing or requesting any Regulatory Agreement.

4.15     Environmental Matters. Except as may be set forth in Section 4.15 of the Company Disclosure Schedule:

(a)     Each of the Company, the Company Bank and each of the Participation Facilities and, to the knowledge of the Company, the Loan Properties (each as hereinafter defined), are in material compliance with all applicable federal, state and local laws, including common law, regulations and ordinances, and with all applicable decrees, orders and contractual obligations relating to pollution or the discharge of, or exposure to, Hazardous Materials (as hereinafter defined) in the environment or workplace (“Environmental Laws”);

(b)     There is no suit, claim, action or proceeding pending or, to the knowledge of the Company, threatened, before any Governmental Entity or other forum in which the Company or the Company Bank or any Participation Facility or, to the knowledge of the Company, any Loan Property, has been or may be, named as a defendant (x) for alleged noncompliance (including by any predecessor) with any Environmental Laws, or (y) relating to the release, threatened release or exposure of or to any Hazardous Material whether or not occurring at or on a site owned, leased or operated by the Company or the Company Bank, any Participation Facility or any Loan Property; and

(c)     During the period of (x) the Company’s or the Company Bank’s ownership or operation of any of their respective current or former properties, (y) the Company’s or the Company Bank’s participation in the management of any Participation Facility, or (z) the Company’s or the Company Bank’s interest in a Loan Property, there has been no release of Hazardous Materials in, on, under or affecting any such property, Participation Facility or, to the knowledge of the Company, Loan Property in a manner that requires remediation under any Environmental Law. Prior to the period of (x) the Company’s or the Company Bank’s ownership or operation of any of their respective current or former properties, (y) the Company’s or the Company Bank’s participation in the management of any Participation Facility, or (z) the Company’s or the Company Bank’s interest in a Loan Property, there was, to the knowledge of the Company, no release of Hazardous Materials in, on, under or affecting any such property, Participation Facility or Loan Property in a manner than requires remediation under any Environmental Law.

The following definitions apply for purposes of this Section 4.15: (x) “Hazardous Materials” means any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum or other regulated substances or materials, (y) “Loan Property” means any property that the Company or the Company Bank holds as other real estate owned or in which the Company or the Company Bank holds a security interest, and, where required by the context, said term means the owner or operator of such property; and (z) “Participation Facility” means any facility in which the Company or the Company Bank operates or participates in the management and, where required by the context, said term means the owner or operator of such facility.

4.16 Performance Trust Opinion. Prior to the execution of this Agreement, the Company has received an opinion from Performance Trust to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration to be received by the shareholders of the Company is fair to such shareholders from a financial point of view.

4.17     Trust and Fiduciary Services. Neither the Company nor the Company Bank has, since December 31, 2018, provided trust or fiduciary services.

4.18     Loan Portfolio.

(a)     Except as set forth in Section 4.18(a) of the Company Disclosure Schedule, as of September 30, 2021, neither the Company nor the Company Bank was a party to any written or oral (i) loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), (x) under the terms of which the obligor was 60 or more days delinquent in payment of principal or interest on such date or (y) under the terms of which the obligor was, at such date, in material default of any provision (other than as covered by subsection (x)) under such Loan (for the purposes of this clause (y), the failure of the borrower to deliver financial and other data as required by the relevant loan agreement shall not by itself be deemed a material default), (ii) Loan with any director, executive officer or five percent or greater shareholder of the Company or the Company Bank, or to the knowledge of the Company, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, (iii) Loan that, as of such date, was classified in accordance with the regulations and policies of the OCC (whether by any Regulatory Agency or internal personnel), as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan as of such date and the identity of the borrower thereunder, or (iv) Loan in violation of any Laws applicable to the Company or the Company Bank including those promulgated, interpreted or enforced by any Regulatory Agency. Section 4.18(a) of the Company Disclosure Schedule lists each asset of the Company that as of such date was classified as “other real estate owned” and the book value thereof.

(b)     Each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected and (iii) is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)     Each outstanding Loan (including Loans held for resale) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the Company’s written underwriting standards (and, in the case of Loans held for resale, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of Laws.

(d)     Except as set forth in Section 4.18(d) of the Company Disclosure Schedule, none of the agreements, if any, pursuant to which the Company or the Company Bank has sold Loans or pools of Loans or participation in Loans or pools of

Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

4.19     Property. The Company and the Company Bank has title and, as to owned real property, good and marketable title free and clear of all liens, encumbrances, mortgages, pledges, charges, defaults or equitable interests (collectively, “Liens”) to all of the material properties and assets, real and personal, tangible or intangible, which are reflected on the consolidated balance sheet of the Company as of September 30, 2021 or acquired after such date, except (i) liens for Taxes not yet due and payable or contested in good faith by appropriate proceedings, (ii) pledges to secure deposits and other liens incurred in the ordinary course of business, (iii) such imperfections of title, easements and encumbrances, if any, as do not interfere with the use of the respective property as such property is used on the date of this Agreement, (iv) for dispositions of or encumbrances on such properties or assets in the ordinary course of business after the date of such balance sheet, (v) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar liens and encumbrances arising in the ordinary course of business, (vi) liens securing obligations that are reflected in such consolidated balance sheet, (vii) the lessor’s interest in any such property that is leased, or (viii) encumbrances which do not, individually or in the aggregate, materially adversely affect the use and enjoyment of the relevant real property. All leases pursuant to which the Company or the Company Bank, as lessee, leases real or personal property are valid and enforceable in accordance with their respective terms and neither the Company nor the Company Bank nor, to the knowledge of the Company, any other party thereto, is in material default thereunder. Section 4.19 of the Company Disclosure Schedule (i) lists each such lease of real property, identifies the leased property by municipal address and indicates whether the subject lease requires the consent of the lessor to permit Parent and/or Parent Bank to assume such lease as a result of the transactions contemplated by this Agreement, and (ii) lists each parcel of real property (other than other real estate owned) that is owned by the Company or the Company Bank, identifies each such property by municipal address, and states whether the Company or the Company Bank has a policy of title insurance with respect thereto.

4.20     Derivative Transactions. Neither the Company nor the Company Bank has, at any time since December 31, 2020, entered into a Derivative Transaction for its own account or for the account of its customers. For purposes of this Agreement, the term “Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

4.21     State Takeover Laws and Charter Provisions. Assuming the accuracy of the representations and warranties of Parent set forth in Section 5.9 hereof, the Company has taken all necessary action to exempt the transactions contemplated by this Agreement from all applicable Takeover Laws and any comparable provisions in the Certificate of Formation and Bylaws of the Company and any similar anti-takeover agreement or plan to which the Company or the Company Bank is a party. “Takeover Laws” means any “moratorium,” “fair price,” “affiliate transaction,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law.

4.22     Insurance. The Company and the Company Bank have policies of insurance to which they are parties or that provide coverage to the Company and the Company Bank and all such policies are valid and enforceable; the Company believes such policies, taken together, provide adequate insurance coverage for the assets and the operations of the Company and the Company Bank; and, such policies are sufficient for compliance with all requirements of Laws. Except as set forth on Section 4.22 of the Company Disclosure Schedule, neither the Company nor the Company Bank has received (a) any refusal of coverage or any notice that a defense will be afforded with reservation of rights or (b) any notice of cancellation or any other indication that any policy of insurance is no longer in full force or effect or that the issuer of any policy of insurance is not willing or able to perform its obligations thereunder.

4.23     Labor Matters.

(a)    Neither the Company nor the Company Bank is a party to any collective bargaining agreements or other labor union contracts, agreements or understandings applicable to any employees of the Company or the Company Bank. There is no labor dispute, strike, work stoppage or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or the Company Bank, and there has been no labor dispute, strike, work stoppage or lockout in the previous three years. To the knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or the Company Bank. Neither the Company nor the Company Bank has engaged in the previous three years or is engaging in any unfair labor practice. The Company and the Company Bank are in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health. No proceeding asserting that the Company or the Company Bank has committed an unfair labor practice (within the meaning of the National Labor Relations Act of 1935) or seeking to compel the Company or the Company Bank to bargain with any labor organization as to wages or conditions of employment is pending or, to the knowledge of the Company, threatened with respect to the Company or the Company Bank before the National Labor Relations Board or any other Governmental Entity.

(b)    Neither the Company nor the Company Bank is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. Neither the Company nor the Company Bank or any of their executive officers has received within the past three years any written notice of intent by any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation relating to the Company or the Company Bank and, to the knowledge of the Company, no such investigation is in progress.

4.24     Intellectual Property.

(a)    Section 4.24(a) of the Company Disclosure Schedule sets forth, as of the date hereof, a true and complete list of all marks, patents and registered copyrights, including any pending applications to register any of the foregoing, owned (in whole or in part) by the Company or the Company Bank (collectively, “Company Registered IP”). Except as, individually or in the aggregate, has not had a Material Adverse Effect, (i) all Company Registered IP (other than patent applications or applications to register trademarks) is, to the knowledge of the Company, valid and enforceable and (ii) no Company Registered IP is involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding and, to the knowledge of the Company, no such action is or has been threatened with respect to any of the Company Registered IP.

(b)    The Company or a Company Subsidiary owns exclusively, free and clear of any and all Liens, all Company Registered IP and all other intellectual property that is material to the business of Company or the Company Bank other than intellectual property owned by a third party that is licensed to the Company or the Company Bank pursuant to an existing license agreement and used by the Company or the Company Bank within the scope of such license.

(c)    Each of the Company and the Company Bank has taken all reasonable steps to protect and maintain its rights in its intellectual property and maintain the confidentiality of all information that derives economic value from not being generally known to other persons who can obtain economic value from its disclosure or use, including safeguarding any such information that is accessible through computer systems or networks.

(d)    To the knowledge of the Company, none of the activities or operations of the Company or the Company Bank (including the use of any intellectual property in connection therewith) have infringed upon, misappropriated or diluted in any material respect any intellectual property of any third party and neither the Company nor the Company Bank has received any notice or claim asserting or suggesting that any such infringement, misappropriation, or dilution is or may be occurring or has or may have occurred. To the Company’s knowledge, no third party is misappropriating, infringing, or diluting in any material respect any intellectual property owned by or exclusively licensed to the Company or the Company Bank that is material to any of the businesses of Company or the Company Bank.

(e)    To the knowledge of the Company, its IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company in connection with its business, and no IT Assets that are material to the business of the Company or the Company Bank or to any of their operations, have materially malfunctioned or materially failed within the last three years. The Company and the Company Bank have taken all reasonable actions to protect and maintain the confidentiality and security of their IT Assets (and all information stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption. The Company and the Company Bank have implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures with respect to the IT Assets, in each case, that is consistent with customary industry practice. As used herein, “IT Assets” means computers, computer software, code, firmware, servers, work-stations, routers, hubs, switches, data communications lines, and all other information technology equipment owned by Company and the Company Bank and used by Company or the Company Bank in the operation of the business of Company or the Company Bank.

4.25     Transactions with Affiliates. Other than as set forth on Section 4.25 of the Company Disclosure Schedule, there are no agreements, contracts, plans, arrangements or other transactions between the Company or the Company Bank, on the one hand, and any (1) executive officer or director of the Company or the Company Bank, (2) record or beneficial owner of five percent (5%) or more of the voting securities of the Company, (3) affiliate or family member of any such executive officer, director or record or beneficial owner or (4) any other affiliate of the Company, on the other hand, except those of a type available to non-affiliates of the Company generally.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT

Subject to Article III, Parent hereby represents and warrants to the Company as follows:

5.1     Corporate Organization.

(a)     Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be licensed or qualified would not have a Material Adverse Effect on Parent. Parent is duly registered as a bank holding company under the BHCA. The Articles of Incorporation and Bylaws of Parent, copies of which have previously been made available to the Company, are true and correct copies of such documents as in effect as of the date of this Agreement.

(b)     Parent Bank is duly organized, validly existing and in good standing as a national banking association under the laws of the United States. It has the corporate (or equivalent) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where failure to be licensed or qualified would not have a Material Adverse Effect. The deposit accounts of Parent Bank are insured by the FDIC to the fullest extent permitted by Law, and all premiums and assessments required in connection therewith have been paid when due. The Articles of Association and Bylaws of Parent Bank, copies of which have previously been made available to the Company, are true and correct copies of such documents as in effect as of the date of this Agreement.

(c)    Interim will be at the Effective Time an interim stock corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Interim will not engage in any business other than in connection with the transactions contemplated by this Agreement and the Plan of Second Merger referred to in Section 1.1, and Interim will have no material obligations or liabilities other than its obligations hereunder and thereunder.

5.2     Parent Bank.

(a)    Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of Parent Bank, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares or equity interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, Parent Bank neither has nor is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character with any party calling for the purchase or issuance of any shares of capital stock or any other equity interest of Parent Bank or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity interest of Parent Bank.

(b)    Parent will own, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of Interim, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares or equity interests will be duly authorized and validly issued and will be fully paid, nonassessable and free of preemptive rights. Interim will not at any time be bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements (other than this Agreement and the Plan of Second Merger) of any character with any party calling for the purchase or issuance of any shares of capital stock or any other equity interest of Interim or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity interest of Interim.

5.3     Authority; No Violation.

(a)     Parent has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Parent Board. No other corporate proceedings on the part of Parent are necessary to approve and adopt this Agreement and to consummate the transactions contemplated hereby other than the filing of Certificate of Merger as provided in Section 1.2 hereof. Specifically (but without limitation), no adoption or approval of this Agreement or the Merger, the Bank Merger or the Second Merger by the shareholders of Parent is required by the LBCA. Prior to the Effective Time, Parent will approve the Merger as the sole shareholder of Interim. This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, receivership and similar laws affecting creditors’ rights and remedies generally.

(b)     Neither the execution and delivery of this Agreement by Parent nor the consummation by Parent, Interim and Parent Bank, of the transactions contemplated hereby, nor compliance by Parent, Interim and Parent Bank with any of the terms or provisions hereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of Parent or Interim, or the Articles of Association or Bylaws or similar governing documents of Parent Bank or (ii) assuming that the consents and approvals referred to in Section 5.4 are duly obtained and remain in effect, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent, Interim or Parent Bank or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Parent, Interim or Parent Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent, Interim or Parent Bank is a party, or by which they or any of their respective properties or assets may be bound or affected.

5.4     Consents and Approvals. Except for the filings noted in Section 4.4(ii) and (iii), no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are required to be made by Parent, Interim or Parent Bank in connection with (1) the execution and delivery by Parent of this Agreement and (2) the consummation of the Merger and the other transactions contemplated hereby, including the consummation by Parent Bank of the Bank Merger and the consummation by Parent of the Second Merger.

5.5     Reports. The Parent and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2018 with any Regulatory Agency (for the purposes of this Agreement, the term “Regulatory Agency”, when used with respect to Parent, shall include the SEC), and have paid all fees and assessments due and payable in connection therewith. Each of such reports complies in all material respects with the legal requirements applicable thereto. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Parent or any of its Subsidiaries.

5.6     Broker’s Fees. Neither Parent, Interim nor Parent Bank, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that Parent has engaged, and will pay a fee or commission to, Raymond James & Associates, Inc.

5.7     Absence of Certain Changes or Events. Since December 31, 2020, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Parent.

5.8     Parent Information. The information relating to Parent, Interim and Parent Bank to be submitted to the Company for inclusion in the Proxy Statement, or to be contained in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.

5.9     Ownership of Company Common Stock. Neither Parent nor any of its affiliates or associates (as such terms are defined under the Exchange Act) (i) beneficially owns, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of capital stock of the Company (other than Trust Account Shares or DPC shares).

5.10     Approvals. As of the date of this Agreement, Parent knows of no reason why all regulatory approvals required for the consummation of the transactions contemplated hereby (including the Merger, the Second Merger and the Bank Merger) should not be obtained on a timely basis.

5.11    Ability to Pay. Parent will have available to it as of the Closing sufficient cash to pay the aggregate Merger Consideration to the Exchange Agent for the benefit of the shareholders of the Company.

ARTICLE VI
COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1     Covenants of the Company. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Parent, which shall not be unreasonably withheld, conditioned or delayed, the Company and the Company Bank shall carry on their respective businesses in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, and except as set forth in Section 6.1 of the Company Disclosure Schedule or as otherwise contemplated by this Agreement or consented to in writing by Parent (which consent, with respect to clauses (b) through (x), below, will not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit the Company Bank to:

(a)     declare or pay any dividends on, or make other distributions in respect of, any of its capital stock;

(b)(i)     repurchase, redeem or otherwise acquire (except for the acquisition of Trust Account Shares and DPC Shares, as such terms are defined in Section 1.4(c) hereof) any shares of the capital stock of the Company or the Company Bank, or any securities convertible into or exercisable for any shares of the capital stock of the Company or any Subsidiary of the Company, (ii) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, except that the Company may issue (or repurchase, redeem or withhold as payment for the applicable exercise price and any withholding taxes) Company Common Stock in connection with the valid exercise of Company Options that are outstanding as of the date hereof and reflected on Section 4.2 of the Company Disclosure Schedule; provided, however, that, within 30 days of its scheduled expiration date, the Company may amend the terms of any Company Option that is outstanding as of the date hereof to add a net share cashless exercise feature to such Company Option, provided that any such action is taken in compliance with all applicable Laws and the provisions of the 2021 Amended and Restated Stock Option Plan and the per share fair market value of the shares deemed withheld for the exercise price does not exceed the Per Share Merger Consideration;

(c)     amend its certificate of formation, charter, bylaws or other similar governing documents;

(d)     make any capital expenditures other than those which are made in the ordinary course of business or are necessary to maintain existing assets in good repair and are not in excess of $50,000 in the aggregate; provided, that the Company may make such a capital expenditure without the prior consent of Parent if it determines, in its reasonable discretion, that such an expenditure is necessary to avoid imminent and material harm to the business or assets of the Company or the Company Bank and it provides notice of such expenditure to Parent as promptly as practicable, but in any event, within two business days of making such expenditure;

(e)     enter into any new line of business;

(f)     acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, which would be material, individually or in the aggregate, to the Company, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with past practices;
(g)     take any action or enter into any agreement that would reasonably be expected to jeopardize or materially delay the receipt of any Requisite Regulatory Approval (as defined in Section 8.1(b)) or take any action that may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in Article VIII not being satisfied, except, in every case, as may be required by applicable Law;

(h)     change its methods of accounting in effect at December 31, 2020, except as required by changes in Law or in GAAP or regulatory accounting principles as concurred with by the Company’s independent registered public accounting firm, or make any material Tax election or enter into any settlement, closing or similar agreement with respect to Taxes, or settle or pay any Taxes that are, on the date of this Agreement, in dispute (except to the extent such dispute is finally resolved prior to the Effective Time and, as a result, such disputed Taxes become payable);

(i)    except as set forth in Section 6.1(i) of the Company Disclosure Schedule, as set forth in Section 6.1(b) or 7.16 hereof, as required by applicable Laws or as required to maintain qualification pursuant to the Code, (i) adopt, amend, renew or terminate any employee benefit plan (including any Plan) or any agreement, arrangement, plan or policy between the Company or any Company Subsidiary and one or more of its current or former directors, officers or employees (including without limitation any retention, stay bonus, severance, salary continuation or change-in-control agreement, arrangement, plan or policy), or (ii) except as required by applicable Laws or pursuant to a Company Contract included in Section 4.13(a) of the Company Disclosure Schedule, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any Plan or agreement as in effect as of the date hereof (including the payment of any bonuses, granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares);

(j)     other than activities in the ordinary course of business consistent with past practice, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its assets, properties or other rights or agreements;

(k)     other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, engage in any repurchase transactions or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person or any other corporation or other entity;

(l)     change its existing deposit policy other than changes made in the ordinary course of business consistent with past practice with respect to interest rates paid on deposits; incur deposit liabilities, other than deposit liabilities incurred in the ordinary course of business consistent with past practice; or accept any brokered deposits;

(m)     sell, purchase, enter into a lease, relocate, open or close any banking or other office, or file any application pertaining to such action with any Regulatory Agency;
(n)     except as may be required by applicable Law, change any of its commercial or consumer loan policies, including credit underwriting criteria, or make any critical policy exceptions thereto;

(o)     purchase any mortgage loan servicing rights;

(p)     create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for property or services to which the Company or the Company Bank is a party or by which the Company or the Company Bank or their respective properties is bound;

(q)     adopt a plan of liquidation or dissolution or otherwise fail to maintain in good standing its corporate existence;

    (r)     hire or promote any employee to an executive officer position or hire any employee at an annual rate of compensation in excess of $75,000; provided that the Company or the Company Bank may hire at-will, non-officer employees to fill vacancies that may from time-to time arise in the ordinary course of business;

    (s)     settle or pay any uninsured Action against it in an amount exceeding $37,500;

(t)     fail to conduct a Phase 1 environmental study prior to foreclosing on any parcel of commercial real property;

    (u)     acquire, invest in or create any non-agency mortgage-backed or related securities;

    (v)     fail to take any action required of it by any Regulatory Agency;

    (w)    make any new loan or other credit facility commitment in an amount in excess of $2,150,000 or, with respect to U.S. Small Business Administration loans, $1,250,000 (such amount, with respect to U.S. Small Business Administration loans, to be calculated net of any amount to be sold by Company Bank to an unaffiliated third-party) except for (i) loans disclosed in Section 6.1 of the Company Disclosure Schedule and (ii) the renewal of existing lines of credit; provided, however, that (i) with respect to any new loan or commitment in excess of $1.0 million, the Company will consult in advance with Parent and give due consideration to any comments or concerns expressed by Parent, and (ii) the consent of Parent will be deemed to have been given unless it objects to a loan (which conforms with the Company Bank’s underwriting policies and procedures) within two business days of receiving notice from the Company, identifying the proposed borrower, the loan amount and the material loan terms;

(x) originate for portfolio any new fixed-rate single-family residential mortgage loans with a term to maturity in excess of 62 months; or

(y)    agree to do any of the foregoing.

6.2     Covenants of Parent. Except as otherwise contemplated by this Agreement or consented to in writing by the Company, Parent shall not, and shall not permit Parent Bank to:

(a)     take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in Article VIII not being satisfied;

(b)     take any action or enter into any agreement that would reasonably be expected to jeopardize or materially delay the receipt of any Requisite Regulatory Approval (as defined in Section 8.1(b)); or

(c)     agree to do any of the foregoing.

6.3     Company Information. The proxy statement (“Proxy Statement”) to be delivered to the Company’s shareholders with respect to the meeting of shareholders to be convened in order to obtain approval of the Company’s shareholders of this Agreement and any amendment or supplement thereto (except for such portions thereof that are provided for inclusion therein by Parent or Parent Bank) will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.

ARTICLE VII
ADDITIONAL AGREEMENTS

7.1     Regulatory Matters.

(a)     The Company shall promptly prepare the Proxy Statement and distribute it to the Company’s shareholders, and Parent shall provide in a timely manner any information reasonably requested by the Company for inclusion therein. If, prior to the Effective Time of the Merger, any event occurs with respect to the Company or Parent or any change occurs with respect to information supplied by Parent for inclusion in the Proxy Statement that, in any such case, is required to be described in an amendment of, or supplement to, the Proxy Statement, the Company or Parent, as applicable, shall promptly notify the other of them of such event and the parties, and the Company shall promptly disseminate the information in such amendment or supplement to its shareholders.

(b)     Parent and the Company shall reasonably cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger, the Second Merger and the Bank Merger). Parent shall use its reasonable best efforts to file the applicable applications with the OCC and the FRB with respect to the transactions contemplated by this Agreement as promptly as practicable after the date hereof, and in any event within 45 days after the date hereof. The Company and Parent shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this

Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and, subject to applicable Laws (including relating to the exchange of information), each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein, provided, however, that in no event shall Parent or Parent Bank be required to agree to any prohibition, limitation, or other requirement that would (a) prohibit or materially limit the ownership or operation by Parent or Parent Bank of all or any material portion of the business or assets of the Company or the Company Bank, or (b) compel Parent or Parent Bank to dispose of or hold separate all or any material portion of the business or assets of the Company or the Company Bank (any such requirement alone, or more than one such requirement together, a “Burdensome Condition”).

(c)     Subject to applicable Laws relating to the exchange of information, Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Second Merger and the Bank Merger and the other transactions contemplated by this Agreement.

(d)     Subject to applicable Laws, Parent and the Company shall promptly furnish each other with copies of written communications received by Parent or the Company, as the case may be, or any of their respective Subsidiaries, affiliates or associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date of this Agreement) from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby. Parent and the Company shall reasonably promptly advise each other of any significant verbal communications initiated by any Governmental Entity with respect to the transactions contemplated hereby, subject to applicable Laws and, to the extent reasonably practicable and not prohibited by applicable law or objected to by the subject Governmental Entity, Parent and Company will give the other party reasonable opportunity to attend and participate in any meetings or telephone conversations with any Governmental Entity relating to any material issues with respect to the applications described in Section 7.1(b) or consummation of the transactions contemplated hereby.

7.2     Access to Information.

(a)     Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall, and shall cause the Company Bank to, afford to the directors, officers, employees, agents, investment bankers, accountants, consultants, advisers, counsel and other representatives (collectively, “Representatives”) of Parent and Parent Bank, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers, employees, accountants, counsel and other Representatives and, during such period, it shall, and shall cause the Company and the Company Bank to, make available to Parent and Parent Bank all information concerning its business, properties and personnel as Parent or Parent Bank may reasonably request. Notwithstanding anything herein to the contrary, nothing herein shall require the Company or the Company Bank to provide access to or to disclose information where such access or disclosure would, in the reasonable judgment of the Company, (A) breach any agreement with any third party in effect on the date of this Agreement, (B) constitute a waiver of the attorney-client or other privilege held by such party or (C) violate any applicable Law. If any of the restrictions in clauses (A) through (C) of the foregoing sentence shall apply, the parties will use their reasonable best efforts to make appropriate alternative disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with applicable Laws. As soon as reasonably practicable after they become available, but in no event more than 30 days after the end of each calendar month ending after the date hereof, the Company will furnish to Parent (a) consolidated financial statements (including balance sheets and statements of operations) of the Company and the Company Bank as of and for such month then ended, (b) internal management financial control reports showing actual financial performance against plan and previous period and (c) except for any materials subject to attorney-client privilege or otherwise required by Law to be kept confidential by the Company or Company Bank, any reports provided to the Company Board or any committee thereof or the board of directors of the Company Bank or any committee thereof relating to the financial performance and risk management of the Company or the Company Bank. In addition, the Company will furnish Parent with a copy of each report filed by it or the Company Bank with a Governmental Entity (other than portions thereof relating to confidential supervisory or examination materials) within three business days following the filing thereof.

(b)     Except for the use of information in connection with the Proxy Statement and the non-confidential information included, or be included, in any other filings with Governmental Entities required in order to complete the transactions contemplated by this Agreement, all information (collectively, the “Information”) received by each of Parent and the Company, and by their respective Representatives pursuant to the terms of this Agreement, shall be kept in strictest confidence; provided that subsequent to the distribution of the Proxy Statement to the Company’s shareholders, this Section 7.2(b) shall not apply to information included in the Proxy Statement. The Company and Parent agree that the Information will be used only for the purpose of completing the transactions contemplated by this Agreement. The Company and Parent shall, and shall cause their respective Representatives to, hold the other party’s Information in strictest confidence and not use, and not disclose directly or indirectly any of such Information except when, after and to the extent such Information (i) is or becomes generally available to the public other than through the failure of Parent or the Company to fulfill its obligations hereunder (ii) was already known to the party receiving the Information on a non-confidential basis prior to the disclosure or (iii) is subsequently disclosed to the party receiving the Information on a non-confidential basis by a third party having no obligation of confidentiality to the party disclosing the Information. In the event the transactions contemplated by this Agreement are not consummated, the Company and Parent shall return promptly all copies of the Information provided to the other. Except to the extent required to be disclosed pursuant to applicable Law, the parties shall use all commercially reasonable efforts to maintain the confidentiality of the Disclosure Schedules to this Agreement (without limiting the generality of the foregoing, to the extent applications for regulatory approval of the transactions contemplated by this Agreement require that the Disclosure Schedules be included with such application, the parties shall request confidential treatment therefor).

(c)     No investigation by the Parent’s Representatives in accordance herewith shall affect the representations, warranties, covenants or agreements of the Company set forth herein.

7.3     No Solicitation by Company.

(a)     The Company shall not and shall cause the Company Bank not to, and shall use and cause the Company Bank to use their reasonable best efforts to cause their respective Representatives not to, directly or indirectly, (i) solicit, initiate, endorse, or knowingly encourage or facilitate (including by way of furnishing non-public information) any inquiry, proposal or offer with respect to, or the making or completion of, any Company Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Company Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information or data with respect to, any Company Acquisition Proposal, (iii) approve or recommend any Company Acquisition Proposal, or (iv) approve or recommend, or propose publicly to approve or recommend, or execute or enter into, any Company Alternative Acquisition Agreement. The Company shall, and shall cause the Company Bank and the Representatives of the Company and the Company Bank to, (A) immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Company Acquisition Proposal, and (B) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which the Company, the Company Bank or any of their respective Representatives is a party, and shall enforce the provisions of any such agreement. Notwithstanding the foregoing, if at any time following the date of this Agreement and prior to obtaining the approval of this Agreement by its shareholders, (1) the Company receives an unsolicited written Company Acquisition Proposal that the Company Board believes in good faith to be bona fide, (2) such Company Acquisition Proposal was not the result of a material violation of this Section 7.3(a), (3) the Company Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Company Acquisition Proposal constitutes or is reasonably likely to lead to a Company Superior Proposal and (4) the Company Board determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to in clause (x) or (y) would be reasonably likely to violate its fiduciary duties under applicable Law, then the Company may (and may authorize the Company Bank and Representatives to) (x) furnish non-public information with respect to the Company and the Company Bank to the person making such Company Acquisition Proposal (and its Representatives) pursuant to a customary confidentiality agreement containing terms substantially similar to, and no less favorable to Company than, those set forth in the letter by and between Parent and the Company, dated as of September 8, 2021; provided, that any non-public information provided to any person given such access shall have previously been provided to Parent or shall be provided to Parent prior to or concurrently with the time it is provided to such person, and (y) participate in discussions or negotiations with the person making such Company Acquisition Proposal (and such person’s Representatives) regarding such Company Acquisition Proposal; provided, however, that in the event that the Company has received an unsolicited Company Acquisition Proposal following the date of this Agreement and prior to approval by the Company’s shareholders of this Agreement, which Company Acquisition Proposal the Company Board believes in good faith to be bona fide but the terms of which require clarification, then the Company Board may, regardless of the conditions set forth in subparts (3) and (4) of this sentence (such conditions not being deemed applicable for purposes of this proviso), request from the person who submitted such Company Acquisition Proposal such additional information as may be reasonably required to clarify such Company Acquisition Proposal and, provided further, that such Company Acquisition Proposal needing clarification was not the result of a material violation of Section 7.3(a) by the Company.

(b)     Neither the Company Board nor any committee thereof shall (i) (A) withdraw (or modify or qualify in any manner adverse to Parent) or refuse to make the Company Board Recommendation (as defined in Section 7.4), or (B) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Company Acquisition Proposal (each such action set forth in this Section 7.3(b)(i) being referred to herein as a “Company Adverse Recommendation Change”), or (ii) cause or permit the Company or the Company Bank to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, a “Company Alternative Acquisition Agreement”) constituting or related to, or which is intended to or is reasonably likely to lead to, any Company Acquisition Proposal (other than a confidentiality agreement permitted by the terms of Section 7.3(a)). Notwithstanding anything in this Agreement to the contrary, at any time prior to obtaining the approval of this Agreement by its shareholders, the Company Board may, if the Company Board determines in good faith (after consultation with outside counsel) that the failure to do so would be reasonably likely to violate its fiduciary duties under applicable Law, taking into account all adjustments to the terms of this Agreement that may be offered by Parent pursuant to this Section 7.3(b), make a Company Adverse Recommendation Change; provided, that Company shall not make any Company Adverse Recommendation Change in response to a Company Acquisition Proposal, unless (A) Company shall not have breached this Section 7.3 in any material respect and (B):
(i)     the Company Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Company Acquisition Proposal is a Company Superior Proposal and such Company Superior Proposal has been made and has not been withdrawn and continues to be a Company Superior Proposal after taking into account all adjustments to the terms of this Agreement that may be offered by Parent pursuant to this Section 7.3(b);

(ii)     the Company has given Parent at least two (2) business days’ prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Company Superior Proposal (including the identity of the person making such Company Superior Proposal) and has contemporaneously provided an unredacted copy of the relevant proposed transaction agreements with the person making such Company Superior Proposal); and

(iii)     prior to effecting such Company Adverse Recommendation Change, the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such two (2) business day notice period to the extent Parent wishes to negotiate, to enable Parent to revise the terms of this Agreement such that it would cause such Company Superior Proposal to no longer constitute a Company Superior Proposal.

In the event of any material change to the terms of such Company Superior Proposal, the Company shall, in each case, be required to deliver to Parent a new written notice, the two (2) business day notice period shall have recommenced and the Company shall be required to comply with its obligations under this Section 7.3 with respect to such new written notice.

(c)     In addition to the obligations of the Company set forth in Sections 7.3(a) and (b), the Company promptly (and in any event within 48 hours of receipt) shall advise Parent in writing in the event the Company or the Company Bank or their Representatives receives (i) any Company Acquisition Proposal or (ii) any request for non-public information (other than requests for information in the ordinary course of business consistent with past practice and unrelated to a Company Acquisition Proposal) or to engage in negotiation that is reasonably likely to lead to or that contemplates a Company Acquisition Proposal, in each case together with the material terms and conditions of such Company Acquisition Proposal or request and the identity of the person making any such Company Acquisition Proposal or request. The Company shall keep Parent reasonably well informed (orally and in writing) in all material respects on a timely basis of the status (including after the occurrence of any material amendment or modification) of any such Company Acquisition Proposal or request and shall provide Parent with copies of all material documentation and correspondence related thereto. Without limiting any of the foregoing, the Company shall promptly (and in any event within 48 hours) notify Parent orally and in writing if it or the Company Bank determines to begin providing non-public information or to engage in negotiations concerning a Company Acquisition Proposal pursuant to Sections 7.3(a) or (b) and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice.

(d)     Nothing contained in this Section 7.3 shall prohibit the Company from complying with Regulation 14E of the Exchange Act by (i) issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act, as if such provision were applicable to the Company, or taking and disclosing a position contemplated by Rule 14e-2(a) under the Exchange Act after the commencement of a tender offer (within the meaning of Rule 14d-2 under the Exchange Act), (ii) issuing a statement in connection with a Company Acquisition Proposal that does not involve the commencement of a tender offer (within the meaning of Rule 14d-2 under the Exchange Act), so long as the statement includes no more information than would be required for a “stop, look and listen” communication under Rule 14d-9(f) under the Exchange Act, as if such provision were applicable to the Company, or (iii) making any disclosure to the shareholders of the Company if, in the good faith judgment of the Company Board (after consultation with outside counsel), failure to so disclose would be reasonably likely to violate its duties under applicable Law; provided, that in no event shall this Section 7.3(d) affect the obligations of the Company specified in Sections 7.3(b) and (c); provided further, that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act, as if such provision were applicable to the Company) shall, if it is tantamount to, or serves a substantially similar purpose as, a Company Adverse Recommendation Change, be deemed to be a Company Adverse Recommendation Change (including for purposes of Section 9.1).

(e)     For purposes of this Agreement:

(i)“Company Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any inquiry, proposal or offer with respect to or any tender or exchange offer to acquire 20% or more of the voting power in the Company or any Subsidiary, any inquiry, proposal or offer with respect to a merger, consolidation, share exchange or other business combination involving the Company or any Subsidiary or any other inquiry, proposal or offer to acquire, license, lease, exchange or transfer in any manner 20% or more of the voting power in (whether by purchase of newly issued or outstanding shares of Company Common Stock or securities or debt convertible or exchangeable for shares of Company Common Stock), or 20% or more of the business, revenue, net income, assets or deposits of, the Company or any Subsidiary, in each case, whether in one or any series of related transactions and whether from one person or any “group” of persons (as defined under Section 13(d) of the Exchange Act).

(ii)     “Company Superior Proposal” means any unsolicited bona fide written Company Acquisition Proposal (with the percentages set forth in the definition of such term changed from 20% to 50%) that the Company Board determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal and the person (or group of persons) making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (A) if consummated, would be more favorable to the shareholders of Company from a financial point of view than the transactions contemplated by this Agreement (including taking into account any adjustment to the terms and conditions proposed by Parent in response to such proposal pursuant to Section 7.3(b) or otherwise) and (B) if accepted, is reasonably likely to be completed on the terms proposed on a timely basis.

7.4     Company Shareholder Meeting. The Company shall, as promptly as reasonably practicable, take all reasonable action necessary, including as required by and in accordance with the TBOC and the Company’s Certificate of Formation and Bylaws to (i) duly call, give notice of, convene and (ii) hold a meeting of its shareholders for the purpose of obtaining the approval of its shareholders of this Agreement, including approval of the Merger (the “Company Shareholder Approval”). Except in the case of a Company Adverse Recommendation Change specifically permitted by Section 7.3(b), the Company, through the Company Board, shall take all reasonable action necessary to (x) recommend to its shareholders (the “Company Board Recommendation”) that they approve this Agreement and the Merger, (y) include such recommendation in the Proxy Statement and (z) solicit such approval by the shareholders. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 7.4 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other person of any Company Acquisition Proposal or the occurrence of any Company Adverse Recommendation Change. Subject to the Company’s rights to terminate this Agreement pursuant to Section 9.1(d)(ii) in connection with entering into a definitive agreement to effect a Company Superior Proposal, notwithstanding any Company Adverse Recommendation Change, this Agreement shall be submitted to the shareholders of Company at the shareholders meeting for the purpose of approving this Agreement and nothing contained herein shall be deemed to relieve the Company of such obligation. In addition to the foregoing, the Company shall not submit to the vote of its shareholders any Company Acquisition Proposal in addition to or in lieu of the transactions contemplated by this Agreement. If the Company Board has effected a Company Adverse Recommendation Change, then the Company Board may submit this Agreement to the Company’s shareholders without recommendation (although the resolutions adopting this Agreement as of the date hereof may not be rescinded or amended) in which event the Company Board may communicate the basis for its lack of a recommendation to the Company’s shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by applicable Laws.

7.5     Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as promptly as practicable (including consummation of the Bank Merger substantially simultaneously with the Second

Merger), including using reasonable best efforts to resist, contest or defend any Actions (including administrative actions) challenging the Merger or the completion of the transactions contemplated hereby, and using reasonable best efforts to seek to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that could restrict, prevent or prohibit consummation of the transactions contemplated hereby; provided, that nothing contained herein shall preclude any party from exercising its rights under this Agreement.

7.6     Takeover Laws. Each of the Company and Parent and their respective Boards of Directors shall (a) take no action to cause any Takeover Law to become applicable to this Agreement, the Merger, the Bank Merger or any of the other transactions contemplated hereby and (b) if any Takeover Law is or becomes applicable to this Agreement, the Merger, the Second Merger, the Bank Merger or any of the other transactions contemplated hereby, use reasonable best efforts to take all action necessary to ensure that the Merger, the Second Merger, the Bank Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Law with respect to this Agreement, the Merger and the other transactions contemplated hereby.

7.7     Employee Transfer and Parent Employee Benefit Plans.

(a)     Parent shall take such action as is necessary to become, or to cause the Surviving Corporation or one of Parent’s Subsidiaries to become, as of the Effective Time, the W-2 issuing and payrolling employer of each employee of the Company or the Company Bank who was co-employed by the Company PEO immediately prior to the Effective Time (each a “Continuing Employee” and collectively the “Continuing Employees”).

(b)     Prior to the Effective Time, Parent shall take all reasonable action to maintain or cause to be maintained employee benefit plans for the benefit of the Continuing Employees at and after the Effective Time that provide employee benefits which are substantially comparable with respect to all material features to the employee benefits that are made available to similarly situated employees of Parent or its Subsidiaries (other than the Company and the Company Bank), as applicable; provided, however, that (i) in no event shall any Continuing Employee be eligible to participate in any closed or frozen plan of Parent or its Subsidiaries; (ii) no Continuing Employee shall participate in any severance plan or policy which is generally made available to employees of Parent or its Subsidiaries during the period they are covered by the severance policy set forth in Section 7.10 of this Agreement; (iii) no Continuing Employee shall have any guaranteed right to receive any equity award unless set forth in a separate agreement or any supplemental retirement agreement; and (ii) in the case of all benefits then provided to the Continuing Employees, until the first anniversary of the Effective Time, Parent may instead provide such employees with participation in the Company Plans in which they participated immediately prior to the Effective Time, provided that the result is the provision of benefits to each Continuing Employee, with no gap in coverage, that are substantially comparable in the aggregate to the benefits provided to similarly-situated employees of Parent and its Subsidiaries (it being understood that inclusion of Continuing Employees in Parent’s employee benefit plans may occur at different times with respect to different plans). Nothing herein shall prohibit Parent from amending or terminating any employee benefit plans in accordance with their respective terms and conditions after the Effective Time.

(c)     With respect to each employee benefit plan of Parent or its Subsidiaries in which Continuing Employees participate at or after the Effective Time (each a “Parent Plan”) for which length of service is taken into account for any purpose, service by a Continuing Employee with the Company or the Company Bank (or predecessor employers to the extent the Company provides past service credit) shall be treated as service with Parent or its Subsidiaries for purposes of determining eligibility to participate, vesting, and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of defined benefit pension benefits); provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations, if permitted by the Parent Plan. If permitted by the Parent Plan and subject to the requirements of applicable Laws, each Parent Plan shall, with respect to each Continuing Employee and his or her covered dependents, waive pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements to the extent such limitations, waiting periods or other requirements were or would have been waived or satisfied under the applicable Plan, and Continuing Employees and their covered dependents shall be given credit for amounts paid under a corresponding Plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Parent Plan. In the event of a termination or consolidation of any group medical plan sponsored by the Company or the Company Bank, at or following the Effective Time, any employee of the Company and the Company Bank that is not a Continuing Employee and any “qualified beneficiaries” (within the meaning of Section 4980B(g) of the Code) of such individuals shall be entitled to continuation coverage under the group medical plan(s) sponsored or maintained by Parent at the expense of such terminated employees and qualified beneficiaries. Notwithstanding the foregoing, Parent may determine to continue any Company Plan for Continuing Employees in lieu of offering participation in the Parent-sponsored plan(s) providing similar benefits.

(d)     With respect to the Company Plans listed in Section 7.7(d) of the Company Disclosure Schedule, the Company or the Company Bank, as appropriate, shall take such action as necessary (i) to cause bonuses under such plans to be calculated on a pro rata basis as of the last day of the calendar month that ends prior to the Closing Date (the “Bonus Determination Date”) and paid by the Company or the Company Bank, as appropriate, prior to the Closing Date, and (ii) to cause no bonuses to accrue under such Company Plans after the Bonus Determination Date.
7.8     Indemnification.

(a)     As used in this Section 7.8, an “Indemnified Party” is any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company or the Company Bank and is, or is threatened to be, made a party (other than a party plaintiff) to, or is the subject of, any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, arbitrative or investigative, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director or officer of the Company or the Company Bank or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case threatened, asserted or arising before or after the Effective Time. After the Effective Time, Parent shall indemnify and hold harmless, as and to the fullest extent provided in the Articles of Incorporation and Bylaws of the Company as in effect on the date of this Agreement (but not exceeding the fullest extent permitted by applicable Laws), each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation incurred by each Indemnified Party to the fullest extent permitted by Law upon receipt of any undertaking required by applicable Laws), judgments, fines and amounts paid in settlement as they are incurred in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Parent; provided, however, that (1) Parent shall have the right to assume the defense thereof and upon such assumption Parent shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Parent elects not to assume such defense (or elects to assume such defense but thereafter fails to diligently pursue such defense) or counsel for the Indemnified Parties reasonably advises that there are issues which raise conflicts of interest between Parent and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Parent, and Parent shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Parent shall in all cases be obligated pursuant to this Section 7.8(a) to pay for only one firm of counsel for all Indemnified Parties, unless counsel for the Indemnified Parties concludes that conflicts of interest between the Indemnified Parties precludes such counsel from representing all of the Indemnified Parties, in which case, additional counsel, limited to the fewest number of firms of counsel necessary to resolve such conflicts of interest, shall be retained for such Indemnified Parties, (3) Parent shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), (4) Parent shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Laws, and (5) Parent shall have no obligation hereunder to any Indemnified Party in respect of any such loss, claim, damage, liability, cost, expense, judgment or amount paid in settlement which, based on the determination of any Governmental Entity, arose out of or resulted from the gross negligence, criminal activity, willful misconduct or recklessness of the Indemnified Party. Any Indemnified Party wishing to claim Indemnification under this Section 7.8, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, provided that the failure to so notify shall not affect the obligations of Parent under this Section 7.8 except to the extent such failure to notify materially prejudices Parent. Parent’s obligations under this Section 7.8(a) shall continue in full force and effect without time limit from and after the Effective Time. The rights to indemnification and advancement of expenses provided for herein shall inure to the benefit of the heirs, personal representatives and estates of the Indemnified Parties.

(b)     Parent shall cause the persons serving as officers and directors of the Company and the Company Bank immediately prior to the Effective Time to be covered, at no cost to the beneficiaries thereof, for a period of three years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by the Company (provided that Parent may substitute therefor policies of at least substantially the same coverage and amounts containing terms and conditions which are not substantially less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided that in no event shall Parent be required to expend in the aggregate an amount in excess of 250% of the current annual premium payable by the Company for such coverage (the “Insurance Amount”) in satisfaction of this Section 7.8(b) and, if

Parent is unable to obtain such policy (or substitute policy) as a result of this proviso, Parent shall obtain as much comparable insurance as is available for a period of up to three years, or such lesser period as may be available, following the Effective Time upon payment of such Insurance Amount; provided, further, that (i) Parent may substitute therefor “tail” policies the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than Company’s existing policies as of the date thereof or (ii) Parent may request that the Company obtain extended reporting period coverage under the Company’s existing insurance programs (to be effective as of the Effective Time).

(c)     If Parent or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent assume the obligations set forth in this Section 7.8.

(d)     The provisions of this Section 7.8 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and legal representatives.

7.9     Additional Agreements. Each party to this Agreement shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, Second Merger or Bank Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Parent. On or prior to the Closing Date, the Company and Company Bank shall pay or accrue in accordance with GAAP all costs incurred by them in connection with the transactions contemplated hereby including, but not limited to, (i) fees and expenses of attorneys, financial advisors, accountants, consultants, and other professional advisors and (ii) any termination fees paid, incurred or to be paid as a result of termination of any contract in connection with the Closing.

7.10     Company Employee Severance Policy. A Continuing Employee (other than any employee who is a participant in the Friendswood Capital Corporation Change in Control Severance Plan) established on November 19, 2015 (the “CIC Severance Plan”)) whose employment is terminated involuntarily other than for “cause,” during the nine-month period following the Effective Time shall be entitled to receive a lump sum severance payment from Parent or its Subsidiaries equal in amount to (a) two weeks’ base pay if such employee was employed by Parent and the Company (including the Subsidiaries, predecessors or successors of such entities) for a total of two full years or less, or (b) two weeks’ base pay plus an additional two weeks’ base pay for each full year of service for Parent and the Company (including the Subsidiaries, predecessors or successors of such entities) in excess of two if the total of such service is three full years or more, subject to a maximum of 16 weeks’ severance, provided that such terminated employee enters into a release of claims against Parent, the Surviving Corporation, the Company and their Subsidiaries and affiliates, and any applicable Company PEO, in a form mutually agreed to by Parent and the Company. For purposes of the preceding sentence, the amount of severance shall be calculated based upon an employee’s base pay as of the Effective Time or, if higher, the base pay as of the date of termination. For purposes of this Section 7.10, “cause” shall mean termination because of (i) any act by the employee of fraud against, material misappropriation from, or material dishonesty to, Parent or any of its Subsidiaries; (ii) conduct by the employee that amounts to willful misconduct, gross and willful insubordination, or gross neglect in the performance of the employee’s duties and responsibilities; (iii) the employee’s conviction of, indictment for (or its procedural equivalent), or entering of a guilty plea or plea of no contest with respect to, a crime involving breach of trust or moral turpitude or any felony; (iv)  receipt of any form of notice, written or otherwise, that any regulatory agency having jurisdiction over Parent or any of its Subsidiaries intends to institute any form of formal or informal regulatory action against the employee; (v) the employee’s removal and/or permanent prohibition from participating in the conduct of the affairs of the Parent or any of its subsidiaries by an order issued under 12 U.S.C. Section 1818(e) or (g); or (vi)  the exhibition of a standard of behavior within the scope of or related to the employee’s employment that is materially disruptive to the orderly conduct of the business operations of Parent or any of its Subsidiaries (including, without limitation, substance abuse or sexual harassment or sexual misconduct that violates federal or state law); “base pay” shall mean an employee’s annual salary or annual compensation computed on an hourly basis, excluding bonuses, commissions, perquisites, benefits or similar payments; and “year of credited service” shall mean each full 12-month period of service from the date of hire.

7.11     Notification of Certain Matters. The Company and Parent shall promptly notify each other of (a) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any person alleging that the consent of such person is or may be required in connection with the Merger or the other transactions contemplated hereby, (b) any Action commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which, in any such case, relates to the Merger or the other transactions contemplated hereby or (c) any change, condition or event that renders or would reasonably be expected to render any representation or warranty of such party set forth in this Agreement to be untrue or inaccurate in any material respect as of the Closing Date, provided, that no such notification shall modify any of the representations, warranties, or covenants of the party giving such notice or adversely affect any of the rights or remedies of the party receiving such notice.

    7.12     Execution and Authorization of Bank Merger Agreement and the Plan of Second Merger. The parties hereto will cooperate with each other and take all steps reasonably necessary to effectuate the Bank Merger Agreement and the Plan of Second Merger in accordance with the terms hereof.

7.13      Shareholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement (subject to any considerations regarding attorney-client privilege), and no settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

7.14     Public Announcements. Except as expressly permitted by this Agreement or otherwise required by Law or the rules of the NASDAQ Stock Market, so long as this Agreement is in effect, neither Parent nor the Company shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, nothing in this Section 7.14 shall limit Company’s (or Company Board’s) rights under Section 7.3.

7.15     Support Agreements. Concurrently with the execution of this Agreement, each person who serves as a director or executive officer of the Company has entered into a Support Agreement with Parent in the form of Exhibit 7.15 hereto.

7.16    Company Plans and Company PEO Plans.

(a)    The Company shall take all necessary action to (i) terminate the Client Services Agreement with the Company PEO effective as of the day immediately prior to the Closing Date, and (ii) terminate its participation in the Company PEO 401(k) Plan effective no later than the day immediately prior to the Effective Time (“Withdrawal Date”). The accounts of all employees of the Company and/or the Company Bank who are participants in the Company PEO 401(k) Plan or any related beneficiaries shall become fully vested as of the Withdrawal Date. As soon as practicable after the Withdrawal Date, the account balances in the Company PEO 401(k) Plan may be distributed as a participant or beneficiary may direct, consistent with applicable laws and regulations and subject to the terms of the Company PEO 401(k) Plan. Any Continuing Employee who elects to participate in Parent’s 401(k) Plan and who remains employed by Parent at the time his or her account balance in the Company PEO 401(k) Plan is distributed may elect to have such account balance (and, if permitted by the Company PEO 401(k) Plan and Parent’s 401(k) Plan, any related 401(k) loan outstanding under the Company PEO 401(k) Plan) rolled over into Parent’s 401(k) Plan. The Company shall, or shall request the fiduciaries of the Company PEO 401(k) Plan to (to the extent permitted by law), provide Parent and its counsel with a draft of each resolution, amendment, participant communication or other document relating to the withdrawal from the Company PEO 401(k) Plan at least five business days before such document is adopted or distributed, and no such document shall be adopted or distributed without Parent’s approval (not to be unreasonably withheld, conditioned or delayed). Prior to the Closing Date, the Company shall provide Parent with the final documentation evidencing that the Company has taken the actions contemplated to be taken by the Company pursuant to this Section 7.16.
(b)    Prior to the Effective Time, the Company shall take, and shall cause the Company Bank to take, all reasonable actions that may be necessary or appropriate to (i) terminate its participation in each of the Company PEO Plans (in addition to the Company PEO 401(k) Plan and, at the request of Parent, to withdraw from such plans) no later than the date immediately preceding the Effective Time, or (ii) cause benefit accruals and entitlements under any Company PEO Plan (with respect to the employees of the Company and the Company Bank) to cease as of the Effective Time, or as of the date immediately preceding the Effective Time, except in each case that the Company PEO Plan which provides health insurance to the employees of the Company and the Company Bank shall continue to the end of the month in which the termination occurs if the Company Bank has paid the benefits invoice for that month. All resolutions, notices or other documents issued, adopted or executed in connection with the implementation of this Section 7.16(b) shall be subject to Parent’s reasonable prior review and approval, which shall not be unreasonably withheld.

(c)    Prior to the Effective Time, to the extent requested in writing by Parent on or prior to the earlier of (i) 10 business days prior to the Closing Date or (ii) 10 business days prior to the commencement of any notice period required to effectuate any action contemplated by such request, the Company shall take, and shall cause the Company

Bank to take, all reasonable actions that may be necessary or appropriate to (i) cause one or more of the Company Plans to terminate as of the Effective Time, or as of the date immediately preceding the Effective Time, (ii) cause benefit accruals and entitlements under any Company Plan to cease as of the Effective Time, or as of the date immediately preceding the Effective Time, (iii) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any Company Plan for such period as may be requested by Parent, to the extent permitted by the terms of such plan, or (iv) to the extent requested or agreed to by Parent, facilitate the merger of any Company Plan into any employee benefit plan maintained by Parent or one of its Subsidiaries. All resolutions, notices or other documents issued, adopted or executed in connection with the implementation of this Section 7.16(c) shall be subject to Parent’s reasonable prior review and approval, which shall not be unreasonably withheld.

    7.17    Existing Change in Control Plan Participation Agreements. Concurrently herewith, Parent, Parent Bank and the Company are entering into termination and release agreements with each of Mr. Kenneth Koncaba and Ms. Kristina Koncaba with respect to their existing participation agreements with the Company pursuant to the CIC Severance Plan, with such agreements to be effective as of the Effective Time. Parent shall honor the other existing participation agreements between the Company and each of the other individuals identified in Section 7.17 of the Company Disclosure Schedule pursuant to the CIC Severance Plan. Parent acknowledges and agrees that the Merger will constitute a “change in control” of the Company and the Company Bank for all purposes with respect to such agreements. Section 7.17 of the Company Disclosure Schedule describes and quantifies in reasonable detail the amount of payments and benefits which will become due and payable to each of the subject executive officers under the participation agreements as a result of termination of employment and/or change in control of the Company.
    7.18     No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company or the Company Bank prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of Parent or its Subsidiaries prior to or after the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

7.19     Operating Functions.

(a)    The Company and the Company Bank shall reasonably cooperate with Parent and Parent Bank in connection with planning for the efficient and orderly combination of the parties and the operation of Parent Bank (including the then former operations of the Company Bank) after the Bank Merger, and in preparing for the consolidation of appropriate operating functions to be effective on the Effective Date or such later date as Parent may decide. Without limiting the foregoing, senior officers of the Company and Parent shall meet from time to time as Parent may reasonably request, to review the financial and operational affairs of the Company and the Company Bank, and the Company shall give due consideration to Parent’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, (i) neither Parent nor Parent Bank shall under any circumstances be permitted to exercise control of the Company or the Company Bank prior to the Effective Time, (ii) neither the Company nor the Company Bank shall be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust laws, and (iii) except as expressly provided for herein, neither the Company nor the Company Bank shall be required to agree to any material obligation.

(b)    Parent intends to convert some or all of the Company’s information and data onto Parent’s information technology systems (the “Data Conversion”). Parent agrees to use all commercially reasonable efforts to promptly commence preparations for implementation of the Data Conversion with the goal of effecting the Data Conversion at or as soon as reasonably practicable after the Effective Time. The Company agrees to cooperate with Parent in preparing for the Data Conversion within the time frame set forth above, including providing reasonable access to data, information systems, and personnel having expertise with Company’s and the Company Bank’s information and data systems; provided, however, that Company shall not be required to terminate any third-party service provider arrangements prior to the Effective Time. In the event that Company takes, at the request of Parent, any action relative to third parties to facilitate the Data Conversion that results in the imposition of any termination fees or other charges or expenses, Parent shall indemnify Company for all such fees, charges and expenses, and the costs of reversing the Data Conversion process, if the Merger is not consummated for any reasons, other than a breach of this Agreement by the Company which enables Parent to terminate this Agreement under Section 9.1(c)(i) or a termination by Parent pursuant to clauses (ii) or (iii) of Section 9.1(c).

7.20    Retention Bonuses. Parent and the Company have agreed that it is advisable to pay retention bonuses to selected employees of Company Bank who become Continuing Employees and remain employees through a specified date. The Continuing Employees who shall be eligible for retention bonuses and the amounts of such bonuses shall be determined by Parent after consultation with the Company.

7.21    Disclosure Supplements.

(a)    From time to time prior to the Effective Time, each party will promptly supplement or amend its respective Disclosure Schedules delivered pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known as of the date hereof, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered inaccurate thereby. No supplement or amendment to such Schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 8.2 or 8.3 hereof.

(b)    The Company shall provide updated calculations of the Section 280G amounts set forth on Section 4.11(d) of the Company Disclosure Schedule to Parent at least five business days prior to the Closing Date.

7.22    New Employment Contracts. Concurrently herewith, Parent Bank and Mr. Kenneth Koncaba and Ms. Kristina Koncaba have executed new employment agreements, to be effective as of the Effective Time and providing the terms and conditions of their continuing employment with Parent Bank following the Effective Time.

ARTICLE VIII
CONDITIONS PRECEDENT

8.1     Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)     Shareholder Approval. This Agreement shall have been approved and adopted by the Company Requisite Vote of the holders of the outstanding shares of Company Common Stock under the TBOC.

(b)     Other Approvals. All regulatory approvals required to consummate the transactions contemplated hereby (including the Merger, the Second Merger and the Bank Merger) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”).

(c)     No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, the Second Merger or the Bank Merger (an “Injunction”) shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger, the Second Merger or the Bank Merger.

8.2     Conditions to Obligation of Parent. The obligation of Parent to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time of the following conditions:

(a)     Representations and Warranties. The representations and warranties of the Company set forth in (i) this Agreement (other than the representations and warranties set forth in Sections 4.2 and 4.8(a)) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided, however, that notwithstanding anything herein to the contrary, this Section 8.2(a)(i) shall be deemed to have been satisfied even if such representations and warranties are not true and correct (exclusive of any exceptions in such representations and warranties relating to materiality or Material Adverse Effect) unless the failure of the representations or warranties to be so true and correct would have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (ii) Section 4.2 (other than the second sentence thereof) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date and (iii) the second sentence in Section 4.2 and Section 4.8(a) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to the foregoing effect.

(b)     Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(c)     No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending or threatened.

(d)    Consents. Each of the Third-Party Consents (defined in Section 4.4) that is material shall have been obtained and be in full force and effect. Without limiting the factors that may cause a Third-Party Consent to be “material,” a Third-Party Consent will be deemed material if it pertains to an asset or right that, if lost by the Company or the Company Bank prior to the Merger, Second Merger and Bank Merger, would reasonably be expected to have a Material Adverse Effect on the Company.

(e)    Regulatory Approvals. None of the Requisite Regulatory Approvals shall contain any Burdensome Condition.

(f)    Dissenting Shares. Dissenting Shares shall not represent 15% or more of the outstanding shares of Company Common Stock.

(g)    Company PEO. The existing Client Services Agreement with the Company PEO shall have been terminated and be of no further force or effect.

8.3     Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time of the following conditions:

(a)     Representations and Warranties. The representations and warranties of Parent set forth in (i) this Agreement (other than the representation and warranty set forth in Section 5.11) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided, however, that notwithstanding anything herein to the contrary, this Section 8.3(a)(i) shall be deemed to have been satisfied even if such representations and warranties are not true and correct (exclusive of any exceptions in such representations and warranties relating to materiality or Material Adverse Effect) unless the failure of the representations or warranties to be so true and correct would have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent and (ii) Section 5.11 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date. The Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to the foregoing effect.

(b)     Performance of Obligations of Parent. At or prior to the Closing Date, Parent shall have performed its obligations under Section 2.1 of this Agreement in all respects and Parent shall have performed in all material respects all other obligations to be performed by it under this Agreement, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect.

(c)     No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending or threatened.

ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER

9.1     Termination. This Agreement may be terminated and the Merger, the Second Merger and the Bank Merger may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the shareholders of the Company (except as otherwise specified in this Section 9.1):

(a)    by mutual written consent of Parent and the Company;

(b)    by either Parent or the Company, by written notice to the other party:

(i)     if the Merger shall not have been consummated on or before October 31, 2022 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of the failure of the Effective Time to occur on or before the Outside Date;

(ii)     if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable;

(iii)     if the Company Shareholder Approval shall not have been obtained at the shareholders meeting called for that purpose or at any adjournment or postponement thereof at which a vote thereon was taken; or

(iv)     if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the consummation of the Merger, the Second Merger or the Bank Merger by final, nonappealable action of such Governmental Entity; provided; that the right to terminate this Agreement under this Section 9.1(b)(iv) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of such denial of approval;

(c)     by Parent, by written notice to the Company:

(i)    if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or in the aggregate, if occurring or continuing on the date on which the Closing would otherwise occur (A) would result in the failure of any of the conditions set forth in Section 8.1 or 8.2 and (B) cannot be or has not been cured or has not been waived by the earlier of (1) the Outside Date and (2) thirty days after the giving of written notice to the Company of such breach or failure; or

(ii)    if, prior to receipt of the Company Shareholder Approval, the Company or the Company Board (or any committee thereof) has (A) effected a Company Adverse Recommendation Change or approved, adopted, endorsed or recommended any Company Acquisition Proposal, (B) failed to recommend the Merger and the approval of this Agreement by the shareholders of the Company, (C) materially breached the terms of Section 7.3 in any respect adverse to Parent, or (D) materially breached its obligations under Section 7.4 by failing to call, give notice of, convene and hold the meeting of the Company’s shareholders in accordance with Section 7.4; or

(iii)    if the Company or the Company Board has, in response to the commencement (other than by Parent or a Subsidiary thereof) of a tender offer or exchange offer for 20% or more of the outstanding shares of Company Common Stock, recommended within the ten business day period specified in Rule 14e-2(a) under the Exchange Act, that the shareholders of Company tender their shares in such tender or exchange offer or otherwise failed to recommend that such shareholders reject such tender offer or exchange offer within the ten business day period specified in Rule 14e-2(a) under the Exchange Act.

(d)     by the Company, by written notice to Parent:

(i)    if Parent or Interim shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or in the aggregate, if occurring or continuing on the date on which the Closing would otherwise occur (A) would result in the failure of any of the conditions set forth in Section 8.1 or 8.3 and (B) cannot be or has not been cured or has not been waived by the earlier of (1) the Outside Date and (2) thirty days after the giving of written notice to Parent of such breach or failure; or

(ii)    in connection with the Company’s entering into a definitive agreement to effect a Company Superior Proposal.

9.2     Effect of Termination. In the event of such termination by any party as provided above, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent or the Company or their respective officers or directors, except that Sections 7.2(b), 9.2, 9.3 and Article 10 (other than Sections 10.1 and 10.2) of this Agreement shall survive the termination hereof; provided, that no such termination shall relieve any party hereto from any liability or damages resulting from any willful breach, prior to such termination, of any of its representations, warranties, covenants or agreements set forth in this Agreement giving rise to such termination.

9.3    Fees and Expenses.

(a)     Except as otherwise provided in this Section 9.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b)     In the event that:

(i)    (A) a Company Acquisition Proposal (whether or not conditional) or intention to make a Company Acquisition Proposal (whether or not conditional) shall have been made directly to the Company’s shareholders or otherwise publicly disclosed or otherwise communicated or made known to senior management of the Company or the Company Board and (B) this Agreement is thereafter terminated by the Company or Parent pursuant to Section 9.1(b)(i) (if the Company Shareholder Approval has not theretofore been obtained) or Section 9.1(b)(iii) or by Parent pursuant to Section 9.1(c)(i), then if within 12 months after such termination the Company or the Company Bank executes a definitive agreement with respect to, or consummates a transaction contemplated by, any Company Acquisition Proposal (which, in each case, need not be the same Company Acquisition Proposal that shall have been made, publicly disclosed or communicated prior to termination hereof) then the Company shall pay the Company

Termination Fee (defined in subsection 9.3(b)(ii) below) on the date of such execution or consummation, whichever occurs first; or

(ii)    this Agreement is terminated by (A) Parent pursuant to Section 9.1(c)(ii) or 9.1(c)(iii), or (B) the Company pursuant to Section 9.1(d)(ii), then, in any such event, the Company shall pay to Parent a termination fee of $3.0 million (the “Company Termination Fee”), it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(c)    Payment of the Company Termination Fee shall be made by wire transfer of same day funds to the account or accounts designated by Parent (i) at the time provided in Section 9.3(b)(i), in the case of a Company Termination Fee payable pursuant to Section 9.3(b)(i), and (ii) as promptly as reasonably practicable after termination (and, in any event, within two business days thereof), in the case of termination by Parent pursuant to Section 9.1(c)(ii) or Section 9.1(c)(iii) or by the Company pursuant to Section 9.1(d)(ii).

(d)    The Company acknowledges that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay any amounts due pursuant to this Section 9.3, and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for all or a portion of the amounts set forth in this Section 9.3, the Company shall pay to Parent the costs and expenses (including reasonable attorneys’ fees and expenses) of Parent in connection with such suit, together with interest on the amounts set forth in this Section 9.3 from the date payment became due until the date payment is made, at a rate per annum equal to the prime rate published in The Wall Street Journal on the date such payment became due. In the event that Parent commences such a suit and such suit results in a judgment against Parent (such that no Company Termination Fee is due), the Parent shall pay to the Company the costs and expenses (including reasonable attorneys’ fees and expenses) of the Company in connection with such suit.

(e)    The parties agree that the payment of the Company Termination Fee shall be the sole and exclusive remedy available to Parent with respect to this Agreement in the event any such payment becomes due and payable and is paid, and, upon payment of the Company Termination Fee, the Company and its Subsidiaries and affiliates (and its and their respective directors, officers, employees, stockholders and representatives) shall have no further liability to Parent under this Agreement; provided, however, that the Company shall not be relieved or released from any liabilities or damages arising out of its willful and material breach of this Agreement; and, provided, further, that the aggregate amount of any damages determined by a court to be payable to Parent pursuant to the foregoing proviso shall be reduced by the amount of any Company Termination Fee previously paid to Parent pursuant to this Section 9.3.

9.4.    Amendment or Supplement. This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective Boards of Directors at any time prior to the Effective Time, whether before or after the Company Shareholder Approval has been obtained; provided, that after the Company Shareholder Approval has been obtained, no amendment shall be made that pursuant to applicable Laws requires further approval or adoption by the shareholders of the Company without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

9.5    Extension of Time; Waiver. At any time prior to the Effective Time, either party may, by action taken or authorized by its Board of Directors, to the extent permitted by applicable Laws, (a) extend the time for the performance of any of the obligations or acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Laws, waive compliance with any of the agreements or conditions of the other party contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Except as provided in Section 9.3(e) above, the rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

ARTICLE X
GENERAL PROVISIONS

10.1     Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at the offices of Parent’s counsel, Silver, Freedman, Taff & Tiernan LLP, 3299 K Street, N.W., Suite 100, Washington, DC 20007 at 10:00 a.m., or such other place and time as may be agreed to by the parties hereto, and on such date as the parties hereto shall mutually agree, provided that such date may not be later than 15 business days after the satisfaction or waiver (subject to applicable Laws) of the latest to be satisfied or waived of the conditions set forth in Article VIII hereof (other than those conditions which relate to actions to be taken at the Closing) (the “Closing Date”). If the parties, despite reasonable efforts by one or both of them, are unable to agree to a Closing Date within three business days following such satisfaction or waiver, then either party may designate the Closing Date by notice to the other, provided that such date shall be within 10 business days after the date such notice is given (and not later than the Outside Date). If both parties designate a Closing Date pursuant to the preceding sentence that is not the same date, then the earliest notice shall prevail absent an agreement of the parties to the contrary. For purposes hereof, a “business day” is any day, other than a Saturday, Sunday or any other day that banks located in the State of Louisiana are not permitted to be open or are required to be closed.

10.2     Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

10.3     Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)         if to Parent, to:

         Home Bancorp, Inc.
        503 Kaliste Saloom Road
        Lafayette, Louisiana 70508
         Attention: John W. Bordelon, Chairman, President and Chief Executive Officer

         with a copy to:

        Silver, Freedman, Taff & Tiernan LLP
        3299 K Street, N.W., Suite 100
        Washington, D.C. 20007
Attention: Hugh T. Wilkinson

(b)         if to the Company, to:

         Friendswood Capital Corporation
        12941 Gulf Freeway, Suite 200
Houston, Texas 77034
Attention: Kenneth Koncaba, Chief Executive Officer

         with a copy to:

        Bracewell LLP
        1445 Ross Avenue, Suite 3800
        Dallas, Texas 75202
         Attention: Joshua T. McNulty

10.4    Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to June 18, 2015. The term “person” or “party” (except when used to refer to the parties to this Agreement) means any individual, trust, partnership, corporation, limited liability company or other entity, including a Governmental Entity. No provision of this Agreement shall be construed to require the Company, Parent or any of their respective Subsidiaries or affiliates to take any action that would violate any applicable Laws. This Agreement results from negotiation by the parties and their counsel and has been finalized as a joint effort between them. Consequently, no single party is responsible for drafting this Agreement or any Section or subsection hereof, and no rule of interpretation against a party responsible for drafting shall be applied with respect to this Agreement or any portion hereof.

    Further, it is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Company Disclosure Schedule is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Company Disclosure Schedule in any dispute or controversy between the parties as to whether any obligation, item or matter not described in this Agreement or included in the Company Disclosure Schedule is or is not material for purposes of this Agreement.

10.5    Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or electronic means (including by “pdf”) shall be deemed effective for all purposes.

10.6    Entire Agreement. This Agreement (including the Disclosure Schedules and the other documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

10.7    Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Louisiana, without regard to any applicable conflicts of law principles thereof.

10.8    Enforcement. The parties agree that irreparable damage would occur if any of the provisions contained in this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, subject to Section 9.3(e), the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. The parties agree to waive any requirement for the securing or posting of any bond in connection with any remedy described in this Section 10.8 (except to the extent required by Law).

10.9    Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

10.10    Assignment; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as set forth in Section 7.8 and as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. No information contained in this Agreement or in the Disclosure Schedules shall be deemed to be an admission by either party hereto to any third party of any matter whatsoever (including, without limitation, any violation of law or breach of contract).

10.11    Knowledge of the Company. For purposes of this Agreement, the phrase “to the knowledge of the Company,” “the Company is aware” or any phrase of similar import shall be deemed to refer to the actual knowledge of any of Kenneth Koncaba, Kristina Koncaba or Travis Williams after reasonable investigation.

[signature page(s) follow(s)]

IN WITNESS WHEREOF, Parent and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

PARENT:

Home Bancorp, Inc.

By: /s/ John W. Bordelon
Name: John W. Bordelon
                          Title: Chairman, President and Chief Executive
                                Officer

THE COMPANY:

                        Friendswood Capital Corporation

.                        By: /s/ Kenneth Koncaba
                         Name: Kenneth Koncaba
                         Title: Chief Executive Officer

EXHIBIT 7.15

SUPPORT AGREEMENT

SUPPORT AGREEMENT (the “Agreement”), dated as of December 15, 2021, by and between ______________________, a shareholder (“Shareholder”) of Friendswood Capital Corporation, a Texas corporation (the “Company”), and Home Bancorp, Inc. a Louisiana corporation (the “Parent”). All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (as defined below).

WHEREAS, the Company and Parent are simultaneously entering into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended from time to time pursuant to its terms, the “Merger Agreement”), pursuant to which the Company will merge with a to-be-formed interim Texas corporation wholly owned by the Parent on the terms and conditions set forth therein (the “Merger”) and in connection therewith each outstanding share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) shall be converted into the right to receive $15.34 in cash from the Parent; and

WHEREAS, Annex I hereto sets forth all shares of Company Common Stock over which the Shareholder has beneficial ownership (as determined pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (such shares, together with all shares of Company Common Stock subsequently acquired by Shareholder during the term of this Agreement, including upon any exercise of outstanding options to acquire shares of Company Common Stock, being referred to as the “Shares”); and

WHEREAS, in order to induce the Parent to enter into the Merger Agreement, Shareholder, solely in such Shareholder’s capacity as a shareholder of the Company and not in any other capacity, has agreed to enter into and perform this Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Agreement to Vote Shares. Shareholder agrees that at any meeting of the shareholders of the Company, or in connection with any written consent of the shareholders of the Company at which a proposal of the type set forth in clause (ii) below is presented for consideration by the shareholders of the Company, Shareholder shall:

(i)    appear at each such meeting in person or by proxy or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(ii)    vote (or cause to be voted), in person or by proxy, all the Shares, (x) in favor of adoption and approval of the Merger Agreement and the Merger; (y) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company, contained in the Merger Agreement or of Shareholder contained in this Agreement; and (z) against any action, agreement or transaction that is intended, or would reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the Merger or this Agreement. Except as set forth in this clause (ii), Shareholder shall not be restricted from voting in favor of, against or abstaining with respect to any other matter presented to the shareholders of the Company.

2. No Transfers. After the date hereof and prior to the meeting of the Company’s shareholders held to consider and vote upon approval of the Merger Agreement, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares if such sale, transfer, pledge, assignment or disposition could occur prior to such meeting, except the following transfers shall be permitted: (i) transfers by will or operation of law, in which case this Agreement shall bind the transferee, subject to applicable law, (ii) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing to be bound by the terms of this Agreement, (iii) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of this Agreement, (iv) transfers to any other shareholder of the Company who has executed a copy of this Agreement on the date hereof with respect to some or all of the Shares held by such Shareholder, and (v) such transfers as Parent may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void. Shareholder agrees that the Company shall not be bound by any attempted sale of Shares, and the Company’s transfer agent shall be given appropriate stop transfer instructions and shall not register any such attempted sale, unless the sale has been effected in compliance with the terms of this Agreement.

3. Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with Parent as follows:

A. Capacity. Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

B. Binding Agreement. This Agreement constitutes the valid and legally binding obligation of Shareholder, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

C. Non-Contravention. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his or her obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

D. Ownership of Shares. Shareholder (or an affiliate of Shareholder) is the beneficial owner (as determined pursuant to Rule 13d-3 under the Exchange Act) of the Shares as of the date hereof, and, except as set forth on Annex I hereto and arising hereunder, the Shares are so owned free and clear of any liens, security interests, charges or other encumbrances.

4. Specific Performance and Remedies. Shareholder acknowledges that it will be impossible to measure in money the damage to Parent if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, Parent will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that Parent has an adequate remedy at law. Shareholder agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with Parent’s seeking or obtaining such equitable relief. In addition, after discussing the matter with Shareholder, Parent shall have the right to inform any third party that Parent reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of Parent hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder’s agreement with Parent set forth in this Agreement may give rise to claims by Parent against such third party.

5. Term of Agreement; Termination.

A. The term of this Agreement shall commence on the date hereof.

B. This Agreement shall terminate at the Effective Time of the Merger or the earlier of (i) at any time prior to consummation of the Merger by the written consent of the parties hereto and (ii) termination of the Merger Agreement in accordance with its terms. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.

6. Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party. No party hereto may assign any rights or obligations hereunder to any other person, except as required by Section 2 or upon the prior written consent of each other party. Nothing in this Agreement, expressed or implied, is intended to or shall confer upon any other person or entity, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

7. Notices. Notices may be provided to Parent and the Shareholder in the manner specified in the Merger Agreement, with all notices to the Shareholder being provided to him or her at the address set forth in Annex I hereto.

8.    Miscellaneous.

A. Severability. If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

B. Capacity. The covenants contained herein shall apply to Shareholder solely in his or her capacity as a beneficial owner of shares, and, notwithstanding anything to the contrary in this Agreement, no covenant contained herein shall apply to Shareholder acting in his or her capacity as a director, officer or employee of the Company or in any other fiduciary capacity, [including, for the avoidance of doubt and without limitation, any participation by Shareholder acting in his capacity as a director of the Company in any discussions or negotiations regarding, and making any determinations or recommendations with respect to, Section 7.3 or Articles VIII or IX of the Merger Agreement. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of the Shareholder to comply with his or her fiduciary duties as a director of the Company.][To be deleted for non-directors.]

C. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile or electronic means (including by “pdf”) shall be deemed effective for all purposes.

D. Headings. All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

E. Choice of Law. This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of Louisiana, without reference to its conflicts of law principles.

    IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

                        HOME BANCORP, INC.

By:
Name: John W. Bordelon
Title: President and Chief Executive Officer

SHAREHOLDER

_____________________________________
(Signature)

ANNEX I
SHAREHOLDER AGREEMENT

Name and Address of Shareholder	Shares of Friendswood Capital Corporation Common Stock Beneficially Owned (exclusive of unexercised options)